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                                                                   EXHIBIT 10.34

                            ARTISTDIRECT RECORDS, LLC
              SHORT FORM DISTRIBUTION AND FOREIGN LICENSE AGREEMENT

Reference is made to the short form equity agreement between BMG Music d/b/a BMG Entertainment, having an office at 1540 Broadway, New York, NY 10036-4098 ("BMG") and ARTISTdirect Recordings Inc. ("ARI") dated of even date herewith whereby BMG shall purchase a five percent (5%) interest in ARTISTdirect Records, LLC, a Delaware limited liability company, having an office at 56700 Wilshire Boulevard, 2nd Floor, Los Angeles, CA 90036 ("Owner") (the "Equity Agreement"). Reference is also made to the standard form exclusive distribution agreement of BMG Distribution, a unit of BMG attached hereto as Exhibit 1 (the "Standard Agreement"). The Standard Agreement (to the extent incorporated herein) and this Agreement shall constitute the basis for the agreement as set forth below between BMG and Owner with respect to BMG's rendering distribution and foreign license services to Owner.

This Agreement together with such provisions of the Standard Agreement as may be incorporated herein by reference shall constitute the agreement between Owner and BMG concerning the subject matter hereof until the Supplemental Agreement is entered into. Owner and BMG agree to expeditiously prepare and execute one or more formal agreements (collectively, the "Supplemental Agreement") and to negotiate in good faith with respect to the additional provisions (other than those provisions set forth in this Agreement which shall be deemed non-negotiable (except as provided herein)) to be included therein. In the event of any conflict between the Standard Agreement and this agreement, the provisions described in this agreement shall control.

The Supplemental Agreement will include all the provisions of this Agreement and the Standard Agreement (which have been incorporated herein by reference) and shall otherwise be in the form of the Standard Agreement, or as Owner and BMG shall negotiate in good faith. Owner and BMG further agree that the failure or refusal of Owner or BMG to enter into the Supplemental Agreement shall not in any manner impede or compromise the enforceability and effectiveness of this agreement. In the negotiations relating to the Supplemental Agreement, BMG's good faith negotiation shall be judged by reference to its business practices regarding distribution and license agreements with companies which, taken as a whole are as of the present date, of a size (including, without limitation, both funding commitment and sales history) and stature similar to Owner, and in which BMG has a similar equity interest. Unless specifically provided to the contrary below, all terms defined in the Standard Agreement will have the same meanings when used herein.

1.      TERM

        (a) The term of this agreement (hereinafter, the "Term") shall be the initial period of two (2) Contract Years commencing on October 1, 2001 and ending on September 31, 2003 (unless such period is extended, or terminated as provided in this Agreement) (the "Initial Period") plus any additional period in respect of which BMG exercises the Option granted to BMG below. Notwithstanding the foregoing, if no albums are released hereunder prior to December 31, 2001, the Term shall be deemed automatically extended so that the first Contract Year will be deemed to commence on the first day of the calendar quarter in which the first album is released hereunder. (By way of example, if the first album to be released hereunder is released on February 1, 2002, the first Contract Year will be deemed to commence

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                on January 1, 2002 and the Term shall run through December 31,
                2003, unless otherwise extended or terminated as provided in this Agreement.)

        (b) Owner grants BMG one (1) option to extend the Term for one (1) additional Contract Year (the "Option Period"). BMG shall exercise such option, if at all, by giving Owner written notice thereof at the address first written above no later than at the end of the third month of the Second Contract Year of the Term. If BMG exercises such option, the Option Period shall begin immediately after the end of the Initial Period.

        (c) As used herein, "Contract Year" means the annual period beginning on the date of commencement of the Term, and each subsequent annual period during the Term beginning on the anniversary of that commencement date (as each such annual period may be suspended, extended or terminated and those dates postponed as expressly provided herein).

        (d) Owner and BMG agree to enter into exclusive, good faith negotiations to extend or renew this Agreement, for a period of sixty (60) days, which period will commence six (6) months prior to the termination of this Agreement provided that this Agreement has been extended pursuant to subparagraph 1(b) above.

2.      TERRITORY

        (a) The "Domestic Territory" of this agreement is the fifty (50) United States, its territories and possessions and Puerto Rico;

        (b) The "Foreign Territory" of this Agreement is the universe except for the Domestic Territory;

        (c) As used herein, the "Territory" refers to the Domestic Territory and the Foreign Territory combined.

3.      BASIC DOMESTIC DISTRIBUTION RIGHTS AND SERVICES

        (a) Terms used herein and not otherwise defined shall have the same meaning as in the Standard Agreement except the following:

                (i) "Gross Sales" means the total amount invoiced to BMG's Customer(s) for Owner's Product(s) sold hereunder;

                (ii) "Net Sales" means Gross Sales (i) less any and all credits issued (including returns credits and any applicable incentive/disincentive credits), and reserves established pursuant to paragraph 7 hereof, in respect of Customer(s) returns to BMG of Owner's Product(s) sold hereunder, (ii) plus such reserves as are liquidated pursuant to paragraph 7 hereof;

                (iii) "Affiliate(s)" shall have the same meaning as in the Standard Agreement, except that Affiliate shall not include any person or entity solely because such

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                        person or entity owns, directly or indirectly, an equity
                        interest in ARTISTdirect, Inc. ("ADI") or any affiliate thereof; and

                (iv) Subject to the exclusions defined below, "Owner's Product(s) means any and all so-called "audio Records" including, without limitation, "Record(s)" configured as enhanced and/or other types of compact discs ("CD(s)"), "DVD(s)", cassettes, tapes, tape cartridges, soundtracks, digital audio (and/or video), black vinyl records and all other Record(s) forms, now or hereafter known or developed, and "audio-visual Records", now or hereafter known or developed, derived from "Master(s)" owned or controlled, in whole or in part, directly or indirectly by Owner and/or an Affiliate(s), currently or at any time during the Term, including Ted Field ("Field"), but only to the extent that Owner, such Affiliate(s) or Field actually controls such rights during the Term. Notwithstanding the immediately preceding sentence, if Field's employment is terminated by Owner other than "for cause," then Field shall no longer be bound by the exclusivity provision of this Agreement.

        (b) BMG shall have the exclusive right to distribute Owner's Products in the Domestic Territory during the Term as set forth in paragraph 2 of the Standard Agreement. Notwithstanding the foregoing, the exclusive distribution rights granted by Owner to BMG hereunder in the Domestic Territory will NOT include mail order and direct response sales (including record clubs), premium sales, and licenses of individual Master(s) for compilation records and synchronization purposes; provided, however, that during the Term, Owner shall grant BMG's record club (BMG Direct, i.e., or any successor thereto) a license on terms and conditions comparable to those Owner grants to Columbia House (or any successor thereto), if indeed Owner has a licensing agreement with Columbia House, and further provided that during the Term Owner will give good faith consideration to licensing opportunities from the BMG Special Products Unit (or any successor thereto) and, Owner warrants represents and agrees that if Owner avails itself of any licensing opportunities first presented to Owner by BMG Special Products (or any successor thereto), Owner shall not pursue such opportunities directly so that BMG Special Products (or any successor thereto) does not receive a fee for such services.

        (c) The rights granted to BMG hereunder shall include the right to distribute Owner's Products in any and all intangible digital formats throughout the Territory ("Digital Distribution"), except:

                (i) Owner may grant ADI the right to Digitally Distribute Owner's Product(s) directly to consumers in the Territory without any financial obligation to BMG provided, however, that the license between Owner and ADI (or the applicable ADI subsidiary or Affiliate) in connection therewith is negotiated on an arm's length basis;

                (ii) Owner may grant ADI (or ADI's subsidiaries and Affiliates) the right to Digitally Distribute Owner's Product(s) in connection with one (1) or more digital services which ADI (or the applicable ADI subsidiary or Affiliate) syndicates to or with third parties; provided, however, Owner will pay to BMG a distribution fee in connection with such uses equal to fifteen percent (15%) of Owner's net royalty receipts (to be defined) therefor and provided that the

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                        territory of any such grant shall either be for all or
                        part of the Domestic Territory or for the entire world.

                (iii) Owner shall have the right to grant licenses to Digitally Distribute Owner's Product(s) to third parties (including, without limitation, PressPlay and MusicNet) for so-called on-line digital "subscription" services without any financial obligation to BMG, provided that the territory of any such license shall either be for all or part of the Domestic Territory or for the entire world. Owner will consult with BMG regarding the terms and conditions of any such third party license agreement prior to entering into such agreement; provided, Owner's inadvertent non-repetitive failure to so consult shall not constitute a breach hereof. Upon BMG's request, Owner shall grant a non-exclusive license to MusicNet for its subscription service on commercial terms to be negotiated in good faith.

        (d)     Additional exclusions;

                (i) Owner's Product(s) shall not include Record(s) derived from Master(s): (A) which constitute the assets related to a "significant acquisition" of an entity by Owner, ADI or an Affiliate (i.e., an entity which is acquired (in whole or in part) by Owner, ADI or an Affiliate for a purchase price of more than ten million dollars ($10,000,000); provided, however, that those acquisitions for a purchase price in excess of ten million dollars ($10,000,000) shall nonetheless be subject to the terms of this agreement if: (x) such acquisition is of an individual artist, or (y) such acquisition is funded in substantial part by the amounts which ARI is required to fund Owner pursuant to Article 5 of the Operating Agreement of Owner, dated May 31,
                        2001). Notwithstanding the foregoing, with respect to any acquisition (other than of an individual artist) for a purchase price in excess of ten million dollars ($10,000,000) funded in substantial part by the amounts which ARI is required to fund Owner pursuant to Article 5 of the Operating Agreement, Owner may grant a third party a license for the Foreign Territory only subject to a right of first negotiation and matching right to BMG; (B) of an entity into which or with which ADI or ARI is merged, or which acquires ADI after the date hereof; (C) acquired by ARI, ADI, an Affiliate or Field which are subject to a pre-existing agreement with a third party for the exclusive distribution in the Domestic Territory or exploitation in the Foreign Territory of such Record(s); provided, however, as such third party's right(s) expire, such Record(s) shall be subject to all of the provisions of this Agreement; and
                        (D) which constitute soundtracks of motion pictures and which would otherwise be deemed Owner's Product solely because such motion picture is produced by Field or an affiliate of Field, provided, however, that during the Term neither Field nor an entity controlled by Field will establish a separate Soundtrack Label (as defined in the next sentence). For purposes of this paragraph, a Soundtrack Label will be a label created for the purpose of creating and releasing (either through its own or third party distribution) more than one (1) motion picture soundtrack album. (For purposes of clarification, to the extent that Owner or ADI own or control the soundtrack album rights for a motion picture, such soundtrack album(s) shall be an Owner's Product hereunder).

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                (ii)    Owner's Product(s) shall not include Record(s) of
                        "heritage" type recording artists released on the ADI owned record label currently known as "ARTISTdirect Digital".

4.      DISTRIBUTION FEE

        (a) For the Distribution Services rendered hereunder, BMG will retain a distribution fee of [***]* ("Distribution Fee") of "Net Sales" (as defined herein).

        (b) Notwithstanding the foregoing, for Net Sales that are in excess of [***]* in the aggregate, BMG will retain a Distribution Fee of [***]*.

        (c) Notwithstanding the foregoing, Net Sales that are in excess of [***]* in the aggregate, BMG will retain a Distribution Fee of [***]*.

        (d) Notwithstanding the foregoing, for Net Sales that are in excess of [***]* in the aggregate BMG will retain a Distribution Fee of [***]* and such [***]* Distribution Fee shall be applied to all of Owner's cumulative Net Sales retroactive to the first unit comprising Owner's Product(s). If such threshold is achieved, BMG shall render an adjusted accounting and payment, if any, to Owner in respect of such retroactive application of the [***]* Distribution Fee at the same time BMG renders the monthly accounting for the month in which such threshold is reached.

5.      ADVANCES

        (A)     Execution Advances

                (1) As a recoupable, non-returnable distribution Advance BMG will pay Owner the sum of [***]* payable as follows:

                        (a) [***]* promptly upon the full execution of this agreement; and

                        (b) [***]* promptly upon the full execution the Supplemental Agreement.

                (2) As a recoupable, non-returnable foreign license Advance, BMG will pay Owner the sum of [***]* (the "First Foreign License Advance") payable as follows:

                        (a) [***]* promptly upon the full execution of this Agreement; and

                        (b) [***]* promptly following the full execution of the Supplemental Agreement.

        (B)     Foreign License Agreement Advance

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* Confidential treatment is requested for confidential information enclosed in the brackets and underlined.

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                Promptly after the commencement of the Second Contract Year, BMG will pay Owner a recoupable non-returnable Advance in the sum of [***]* (the "Second Foreign License Advance").

        (C)     Threshold Advance

                (1) As a recoupable non-returnable Advance, BMG will pay Owner the sum of [***]* (the "Threshold Advance") payable promptly following the expiration of the first consecutive nine (9) months of the Term, if and only if:

                        (a) Net Sales in respect of such nine (9) month period (as determined by reference to the statements reflecting sales through the ninth such month) exceed [***]* (excluding reserves then being held); and

                        (b) All Advances payable in subparagraph 5(A) above are then being fully recouped in accordance with the recoupment schedule therefor (i.e. a minimum of [***]* has been recouped from Net Proceeds.

        (D)     Option Advances

                (1) If BMG timely exercises its option for the Option Period pursuant to subparagraph 1(b) above, then promptly following the end of the third month of the Second Contract Year, BMG will pay Owner the sum of [***]* as follows:

                                (a) a recoupable, non-returnable Advance in the sum of [***]* (the "Optional Contract Advance") for the Domestic Territory; and

                                (b) a recoupable, non-returnable Advance in the sum of [***]* (the "Foreign License Option Advance").

        (E)     Recoupment of Advances

                (1) The Advances payable under subparagraphs 5(A), 5(B) and 5(C) above shall be recouped from Net Proceeds (as defined in paragraph 6 below) as follows:

                                (a)    In respect of each month of the first
                                       Contract Year, in an amount which is the greater of: (i) [***]*; OR (ii) [***]* of
                                       Net Proceeds;

                                (b) In respect of the first three months of the second Contract Year of the Term in an amount which is the greater of: (i) [***]*; OR (ii) [***]* of Net Proceeds;

                                (c) In respect of each month of the second Contract Year, other than the first three months of such Contract Year:

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* Confidential treatment is requested for confidential information enclosed in the brackets and underlined.

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                                                (i)     If the Threshold Advance
                                        has NOT been paid, in an amount which is the greater of: (A) [***]*; or (B)
                                        [***]* of Net Proceeds; OR

                                                (ii)    If the Threshold Advance
                                        has been paid, in an amount which is the greater of: (A) [***]*; OR (B) [***]* of
                                        Net Proceeds.

                                (d)     The applicable amount specified in
                                subsection (i) of each of (a), (b) and
                                subsection (A) of (c)(i) and (c)(ii)above, shall be known as the "Scheduled Minimum Monthly Recoupment" or "SMMR" for the applicable month.

                (2) If BMG exercises its Option pursuant to subparagraph 1(b) above, then the Optional Contract Advance and the Foreign License Option Advance payable pursuant to subparagraph 5(D) above will be recoupable from Net Proceeds in eighteen (18) equal, consecutive monthly installments of [***]* (the "Option Recoupable Amount" or "ORA." Recoupment of the Advances payable pursuant to subparagraph 5(D) shall commence in month sixteen (16) of the Term. Notwithstanding anything to the contrary contained herein, the ORA is in addition to the SMMR for month sixteen (16) and each subsequent month of the Term. For the avoidance of doubt, the amount of recoupment from month sixteen (16) of the Term onward shall be an amount which is the greater of the total sum of the (i) ORA PLUS the applicable SMMR for the particular month concerned OR (ii) [***]* of Net Proceeds.

                (3) Notwithstanding anything to the contrary contained herein, if in any given month of the Term, Net Proceeds are less than the sum of the SMMR plus the applicable ORA, (e.g. insufficient for recoupment purposes) then the difference between the sum of the SMMR plus the applicable ORA, and the amount of Net Proceeds (the "Roll Forward Amount" or "RFA") shall be rolled forward to and shall increase the subsequent months' SMMR payment on a cumulative and continuous basis. (By way of example ONLY, if the amount of Net Proceeds in month three of the Term is $100,000, which is $250,000 less than the SMMR of $350,000, then, the RFA is $250,000. The Scheduled Minimum Monthly Recoupment for month four of the Term shall be the sum the RFA and the otherwise applicable SMMR, for a total SMMR of $600,000). If the amount of Net Proceeds for month four of the Term is then $300,000, the RFA for month four shall be $300,000 and the SMMR for month five of the Term will be increased to $650,000.

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* Confidential treatment is requested for confidential information enclosed in the brackets and underlined.

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        (F)     Foreign Royalties

        Notwithstanding anything to the contrary contained herein, at all times the entire First Foreign License Advance, the entire Second Foreign License Advance and the entire Foreign License Option Advance (collectively, the "Foreign Advances") will also be fully recoupable from all FRR (as defined in paragraph 11 below). (For the avoidance of doubt, (i) while the Foreign Advances are recoupable from Net Proceeds as indicated above and FRR, such Foreign Advances shall only be recoupable once, (ii) Foreign Royalties shall not be used to recoup the Domestic Advances herein and, (iii) Foreign Advances recouped from FRR shall in no way reduce the SMMR and/or ORA above unless and until all Advances have been recouped hereunder.

6.      NET PROCEEDS

        (a) "Net Proceeds" means Net Sales less the Distribution Fee and any other amounts, including without limitation manufacturing, warehouse and advertising costs, which BMG shall be entitled to offset or otherwise deduct therefrom hereunder. BMG will account for Net Proceeds within sixty (60) days after the last day of each calendar month of the Term, except Net Proceeds in respect of a "new release" will be accounted five (5) business days following the end of the month in which payment is due to BMG from "Customer(s)" (subject to any additional dating authorized by Owner and approved by BMG). For purposes of clarification, the accounting for "new releases" in the immediately preceding sentence only applies to the initial shipments of such "new release" (i.e., shipments made prior to the street date of the release concerned all subsequent shipments of such release will be in accordance with BMG's standard accounting practices and the accounting for such "new releases" may be rendered up to ninety (90) business days following the last day of the month of the "street date" for such "new release.".

        (b) Manufacturing and Miscellaneous Invoices. BMG shall deduct all invoices, except coop advertising, from Net Proceeds sixty (60) days following the end of the month of each calendar month of the Term in which such invoice is billed. By way of example, an invoice generated by BMG during the month of January, shall be deducted from the accounting of Net Proceeds rendered to Owner at the end of March.

        (c) Coop Advertising. BMG shall invoice Owner for coop advertising commitment(s) ("CAC") during the month immediately following the start date for such CAC. Invoices for CACs shall be deducted from Net Proceeds thirty (30) days following the end of the month in which the invoice is billed by BMG to Owner. By way of example, a CAC with a start date during the month of January will be invoiced to Owner in February and shall be deducted from Net Proceeds due to Owner at the end of March. Notwithstanding the foregoing, from time to time BMG may be required to make adjustments or other administrative tasks which prevent BMG from generating an invoice in a timely manner. In such instances, Owner remains responsible for such invoiced costs whether or not Owner receives the invoice in a timely manner or otherwise, provided however, that BMG evidences to Owner, upon Owner's request that BMG has paid the amount which would have been invoiced to Owner.

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        (d)     Except as otherwise expressly provided herein, BMG will bear the costs and expenses associated with Customer(s) bad debt risk and cash discounts offered by BMG for timely payment in respect of Owner's Product(s) sold and distributed by BMG to Customer(s). Accordingly, Owner will bear the costs and expenses associated with bad debt risk related to Owner's Export Product(s) (if authorized or approved by Owner) and other Owner's Product(s), if any, which is not distributed by BMG hereunder or which for any reason is distributed by BMG, on behalf of Owner, to a person other than a Customer(s).

7.      RETURNS RESERVES

                (a)     (i)     With respect to Owner's Product(s) sold in the
                       Domestic Territory and each calendar month of the Term, BMG will be entitled to establish a reserve against returns at the rate of twenty (20%) percent (except forty (40%) percent with respect to Gross Sales of Owner's Product(s) as so-called "singles" Record(s)) of Gross Sales for Owner's Product(s) sold in the Domestic Territory. The reserve will be maintained for a period of four (4) months.

                       (ii) Notwithstanding the foregoing, (1) following the first Contract Year, BMG will be entitled to adjust (increase and/or decrease) the reserves to reflect the level, value and timing of the returns anticipated by BMG in respect of Owner's Product(s) returnable to BMG hereunder. In making any such adjustment, the types of factors which BMG will consider will include BMG's so-called weighted, historical "returns-running rate" experience (i.e., the percentage rate of returns applicable to particular Owner's Product(s) during a given period (except that with respect to the Singles Record(s) it will be the percentage rate of returns applicable to Owner's Product(s) distributed as Singles Record(s) during such period)), which BMG determines (in its reasonable sound commercial judgment) are likely to be returned to BMG, (2) BMG will adjust (on a monthly basis) the amount of reserves held with respect to a particular Owner's Product(s) ("POP") (If the reserves maintained for a POP exceed the difference between gross shipments for the POP and the sum of one hundred and fifteen percent (115%) of Soundscan's reported sales of the POP and actual units returned of such POP, then BMG shall liquidate such difference.

                       (iii) Notwithstanding the foregoing, (x) BMG shall not be required to compute said calculation and accelerate reserves liquidation for a POP with a gross shipment of less than forty thousand (40,000) units); and (y) for each of the final nine (9) calendar months of the Term, the amount of the reserve will be the applicable percentage of the higher of (A) Gross Sales for the month concerned, or (B) the average monthly Gross Sales for the twelve months immediately preceding the final twelve (12) months of the Term and such reserve will be maintained until nine (9) months following the expiration or termination of the Term, (the "Post-Term Returns Period").

        (b) Notwithstanding anything to the contrary contained herein, BMG will retain all reserves established in respect of the nine (9) month period preceding the last day of the Term and apply such reserves against credits issued during such period

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                and/or the Post-Term Returns Period. Within thirty (30) days following the end of the Post-term Returns Period, a determination of returns and credits issued will be made by BMG. If credits issued by BMG exceed reserves retained by BMG, Owner promptly will pay BMG the value of Net Proceeds of that difference, and if at the end of the Post-Term Returns Period such reserves exceed credits issued, BMG promptly will pay Owner the value of the Net Proceeds of that difference.

        (c)     Paragraph 7(b) above will not be applicable hereunder if:

                        (1) Owner enters into a written agreement ("New Distributor Agreement") with a "New Distributor" (as defined below) pursuant to which the New Distributor agrees (a) to accept all returns of Owner's Product(s) upon and after the expiration or termination of the Term; (b) to be fully responsible for crediting Customer(s) therefor at the prices applicable pursuant to (and otherwise in accordance with) the terms of the then applicable BMG Returns Policy; and (c) to fully indemnify BMG (d) and hold BMG harmless from any and all claims against BMG and from any losses, claims, costs, liabilities or damages (including attorney's fees) arising out of or connected with a breach by New Distributor of its obligations under the New Distributor Agreement; and

                        (2) Owner causes New Distributor to furnish BMG with written notification of the New Distribution Agreement which complies with the provisions of subparagraph 7(c)(1) (e.g. a copy of the letter sent by New Distributor to Customer(s) which is consistent with the provisions of paragraph 7(c)(1) ("New Distributor Customer(s) Letter")).

                If the conditions set forth in subsections 7(c)(1) and 7(c)(2) above are met, BMG will liquidate the unliquidated reserves established hereunder in accordance with the provisions hereof promptly following BMG's receipt of the New Distributor Customer(s) Letter (BMG retaining only a reasonable reserve in respect of foreseeable returns to BMG (e.g. so-called "pipeline" returns)) provided that prior to any such liquidation Owner has paid (or made specific arrangements with BMG to pay) all outstanding amounts due (or to become due thereafter). "New Distributor" means a so-called "Major" third party distribution company or other third party distributor reasonably approved by BMG which operates in the prerecorded record business segment of the record industry, is ordinarily regularly engaged in distributing to Customer(s) product(s) similar to Owner's Product(s), agrees to render Distribution Services as Owner's new distributor, and agrees, upon and after the expiration of the Term, to accept all returns of Owner's Product(s) and to be solely and fully responsible for crediting BMG's Customer(s) in accordance with the terms hereof and otherwise fulfilling the obligations contemplated by this paragraph.

        (d) For returns received by the New Distributor during the first four and one-half (4 1/2) months of the Post-Term Returns Period of units of Records distributed by BMG hereunder, BMG shall remit to Owner the Distribution Fee taken by BMG in respect thereof provided that (1) the New Distributor has not released the Record concerned with the same selection number, and (2) the New Distributor provides BMG with a detailed inventory control report evidencing such returns to BMG's reasonable satisfaction.

        (e) Notwithstanding the foregoing, if Owner evidences to BMG in the form of a guaranty or bank letter of credit in form and substance reasonably satisfactory to BMG (BMG employing its reasonable commercial judgment in making a determination in this regard) that Owner is then and will continue to be in a position to timely fulfill its financial obligations and responsibilities due to BMG hereunder, then BMG shall not withhold reserves for the remainder of the Term in respect of sales of Owner's Product(s) in the Domestic Territory.

8.      MANUFACTURING SERVICES

        BMG will render and charge Owner for "manufacturing" services at the prices set forth in Exhibit D of the Standard Agreement.

                Notwithstanding the foregoing, if Owner determines the prices charged by BMG for manufacturing services related to Owner's Product(s) in the Domestic Territory are no longer so-called "competitive prices," Owner, subject to not unreasonably disrupting the business of Owner or of BMG and further subject to the reasonable scheduling and component requirements necessary to maintain BMG's efficient administration of BMG's manufacturing services, shall have the right not more than once within any twelve (12) month period of the Term to request that BMG match the terms of a written bona fide third party offer ("Competitive Offer") to manufacture a particular configuration of Owner's Product(s) for no less than a consecutive twelve (12) month period. Owner shall provide BMG with a written Competitive Offer to Owner from at least two
        (2) reputable manufacturers (other than Sonopress or any affiliate of Sonopress) offering at least the same quality of services as BMG provides. BMG's match, if any, shall be the average of the two Competitive Offers. If within ten (10) business days of BMG's receipt of Owner's written Competitive Offer, BMG fails to respond to Owner's request or notifies Owner that BMG is not willing to match such offer, then and only then may Owner utilize the services of those third-party manufacturers from which the Competitive Offer were secured for the particular configuration concerned.

9.      DELIVERY COMMITMENT

        In respect of the Territory, Owner shall deliver a minimum of six (6) "Qualifying Albums" (as defined below) during the first Contract Year of the Term, at least eight (8) Qualifying Albums during the second Contract Year of the Term and at least ten (10) Qualifying Albums during the Option Period, if any.

        If at any time during the Term Owner delivers less than the minimum number of Qualifying Albums during any Contract Year, such Contract Year shall be extended and shall continue until Owner has delivered the minimum number of Qualifying Albums for such Contract Year. If any extension continues for a period of nine (9) months or more, BMG shall also have the option, in its sole discretion, to terminate the Term of this Agreement and to require Owner to repay Advances on a pro-rata basis with the number of Qualifying Albums Owner has not delivered, provided, however, that Owner shall not be required to repay BMG more than the then outstanding amount of unrecouped Advances hereunder. By way of example, if during the First Contract Year Owner delivers five (5) Qualifying Albums, and following the nine (9) month period of extension of the Term, BMG terminates the Term, Owner shall repay one-sixth (1/6) of all Advances made hereunder to the date of Termination.

        Owner shall not deliver albums for the primary purpose of satisfying the foregoing delivery commitment (i.e., Owner shall act in good faith in delivering albums hereunder).

        A Qualifying Album means a single-disc album:

                (a) which is recorded in the pop, rock, rap, urban or country genres;

                (b) for which Owner controls distribution rights in all of the Territory; and

                (c) which is comprised of newly recorded, previously unreleased studio recordings featuring the performances of a single artist (whether an individual or group) or which is a non-score soundtrack album to a motion picture with a budget in excess of $20 Million.

        Notwithstanding the foregoing: (i) up to one (1) "live" album per Contract Year shall count as a Qualifying Album, provided such live album (A) otherwise satisfies the criteria for a Qualifying Album and
        (B) embodies compositions previously unreleased by the applicable artist on 65% or more of the total playing time of such album; and (ii) up to one (1) album per Contract Year shall count as a Qualifying Album even though Owner does not control the distribution rights therefor for all of the Territory, provided such album otherwise satisfies the criteria for a Qualifying Album and provided that owner does control the distribution rights for the Domestic Territory and a substantial portion of the Foreign Territory.

10.     MARKETING/PROMOTION/SALES

        (a)     Owner will be responsible in the Domestic Territory for:

                (i) all marketing, advertising and promotion of Owner's Product(s); and

                (ii) all BMG approved special sales programs, dating, special sales discounts and campaigns in connection with Owner's Product(s). (Owner shall have the right to request or consent to any such "special terms" in accordance with paragraph 8(c) of the Standard Agreement.) Notwithstanding the foregoing, BMG, will facilitate the placement and verification (at Owner's sole cost and expense (on a so-called "commit" basis in lieu of the so-called "street" date)) of Owner's coop advertising commitments. For purposes of clarification, Owner shall have the right to pre-approve Coop Advertising hereunder.

        (b) In consultation with BMG, Owner will establish an initial release schedule for each specific Owner's Product(s) in the Domestic Territory in accordance with subparagraph 9(c) of the Standard Agreement. Notwithstanding the foregoing, it is hereby understood and agreed that Owner's Product(s) for recording artist p/k/a "Custom" scheduled to be released in October of 2001 shall be released in a so-called "off-cycle" and ONLY for said first "Custom" release BMG shall not charge Owner the customary off-cycle charges therefor.

        (c) BMG will not edit, re-mix or recompile or, with respect to the Domestic territory, otherwise alter Owner's Products without Owner's prior consent.

11.     FOREIGN LICENSE

        (a) During the Term, Owner hereby grants BMG the exclusive rights to exploit all of Owner's Product throughout the Foreign Territory.

        (b) BMG's rights in the Foreign Territory shall be extended with respect to any Owner's Product(s) delivered in the last nine (9) months of the Term so that BMG's rights hereunder shall continue for nine (9) months from delivery with respect to each such Owner's Product(s).

        (c) BMG shall have a six (6) month non-exclusive sell-off period following (a) or (b), as applicable. There shall be no excessive build-up of inventory in anticipation of the sell-off period and during the sell-off period no Record shall be sold on a price line lower than the lowest price line on which such Record was rightfully sold hereunder during the Term.

        (d) Owner and BMG shall negotiate in good faith with respect to appropriate foreign release provisions to be included in the Supplemental Agreement. Owner and BMG agree that such provision shall contain the following elements:

                        (1) the release provision shall apply to the United Kingdom, Australia, France, Germany, Japan, Canada and Mexico only;

                        (2) the release provision shall not apply until the applicable album has been released in the United States and has had some quantifiable sales success, provided that Owner shall have the right to have the provision apply to one album per year which has not had such success and as may be necessary to comply with reasonable release provisions in applicable artist agreements;

                        (3) a provision which provides for exceptions to sections (1) and (2) above to the extent necessary to comply with reasonable release provisions in applicable artist agreements; and

                        (4) the release commitment shall not apply until BMG has been given notice and a cure period to be negotiated and if BMG fails to release the applicable album within the applicable cure period the sole remedy shall be that Owner shall be free to license such Owner's Product to a third party with respect to such territory, provided however, that any revenue from such license will be paid to BMG and will be deemed FRR hereunder until such time as BMG has recouped the Foreign Advances hereunder.

        (e) With respect to sales of Owner's Product(s) in the Foreign Territory BMG will accrue to Owner's account an all-inclusive, comprehensive (including, without limitation MPTF, SPP, artist, producer and all other Owner obligations to third parties) royalty at the applicable rate(s) set forth below on 100% of Owner's Product(s) (excluding Digital Records) hereunder sold (i.e. neither returned nor exchanged) by BMG or its licensees through normal retail channels, less container deductions and taxes (stated as part of or included in the price), and calculated (on a published price to dealers ("PPD") basis) at the following rates in respect of such Owner's Product(s):

                        (1)     Albums: (i)     at Top Price Line, [***]*;
                                        (ii)    at Mid-Price-Line, [***]*;
                                        (iii)   at Budget Price Line, [***]* and
                                        (iv)    at Superbudget Price Line,
                                                [***]*;

                        (2)     Singles: [***]* for all Price Lines;

                        (3)     EPs: [***]* for all Price Lines;

                        (4)     Price Line Definitions:

                                (a) Mid Price-Line: Records sold at a price list or category which is equal to or less than [***]* and equal to, or in excess of, [***]* of the applicable Top Price Line for Records of a particular type and embodying a particular repertoire line release by the applicable releasing party in the applicable country or territory;

                                (b)     Budget Price Line: Records sold at a
                                price list or category which is less than [***]* and equal to, or in excess of, [***]* of the applicable Top Price Line for Records of a particular type and embodying a particular repertoire line release by the applicable releasing party in the applicable country or territory.

                                (c) Superbudget Price Line: Records sold at a price list or category which is less than [***]* of the applicable Top Price Line for Records of a particular type and embodying a particular repertoire line release by the applicable releasing party in the applicable country or territory.

                                (d)     Digital Records: [***]* of the
                                applicable rate(s) set forth above. ("Digital Records" does not include compact discs or digital transmission for the purposes of calculating royalties hereunder).

----------------------
* Confidential treatment is requested for confidential information enclosed in the brackets and underlined.

                        (5) Club Operations: The royalty base for the sale of Records through club operations shall be the club operation's actual selling price of such Records to its members less actual third-party shipping and handling charges separately stated and paid by such member and the applicable royalty shall be [***]* of such royalty base for records sold at a Top Price Line; or [***]* of such royalty base for Records sold at less than a Top Price Line.

                        (6)     Videograms (including DVD-Videos):

                                        (i)     CD-V 3" and 5": [***]*;

                                        (ii)    CD-V 8": [***]* if 30 minutes or
                                shorter, [***]* if longer than 30 minutes;

                                        (iii)   Video cassette, DVD video and
                                other CD-V at Top Price Line: [***]* if 30 minutes or shorter and [***]* if longer than over 30 minutes; and

                                        (iv)    Video cassette, DVD video and
                                other CD-V at Mid-Price-Line: [***]* if 30 minutes or shorter and [***]* if longer than thirty minutes.

                        (7) Third Party Licensing: [***]* of monies received by BMG solely attributable to the exploitation of the Master Recordings by third parties within the Foreign Territory.

                        (8) The following container charges equal to the following percentage of the PPD net of any consumer taxes included therein shall apply:

                                        [***]* with respect to black vinyl;

                                        [***]* with respect to pre-recorded
                                        analog tapes;

                                        [***]* with respect to compact discs and all other records, including without limitation all audiovisual records.

        (f) Royalty Accounting: Accountings for sales hereunder will be rendered within 120 days following the end of each calendar quarter and shall reflect sales made in the applicable quarter. Except as otherwise provided herein, the royalties applicable hereunder shall be computed on the same basis and in substantially the same manner as BMG accounts to its wholly-owned affiliates (including, without limitation, calculation and liquidation of reserves, free goods and treatment of returns). All royalties payable to or on behalf of Owner pursuant to the Foreign License portion of this Agreement shall be referred to herein as "Foreign Royalties Received" or "FRR".

        (g) In connection with the Supplemental Agreement, Owner and BMG will negotiate in good faith with respect to reasonable marketing approvals and other similar terms for the Foreign Territory as are customary for deals of this nature.

----------------------
* Confidential treatment is requested for confidential information enclosed in the brackets and underlined.

12.     KEY MAN

        If for any reason Field shall cease to be actively engaged in the day to day management of Owner during the Term, then BMG shall have the right, by written notice to Owner and without liability, to terminate the Term of this agreement, in which event Owner shall promptly pay to BMG an amount equal to the amount of any unrecouped Advances hereunder.

13.     MISCELLANEOUS

        (a) Promptly following the execution hereof, BMG, upon Owner's request, will introduce Owner to BMG's Information Systems and Technology ("IS&T") in order to afford Owner the option of using the available support services of such IS&T unit in connection with the tracking of Owner's exploitation of Owner's Product(s) in the Domestic Territory. Except as otherwise provided herein, if at any time after the date hereof, IS&T no longer charges a fee to BMG's distributed labels for the support services it offers, or BMG absorbs said IS&T charges for all of its third party distributed labels, then Owner shall be a beneficiary of such policy(ies).

        (b) Within the sixty (60) day period immediately following the full execution of this Agreement, the parties hereto agree to continue negotiating in good faith with respect to the Supplemental Agreement mentioned hereinabove (including, without limitation, with respect to the foreign license) consistent with the foregoing terms and conditions and containing such other terms and conditions as are contained in Standard Agreement, inclusive of, but not limited to, terms and conditions related to ordering, title and ownership, audit rights, warranties and representations, indemnification, excess inventory, deletions, force majeure, governing law, sale of products, processing and quantities, price increases, key personnel).

        (c) Paragraphs 17 and 20 through 28 of the Standard Agreement are hereby incorporated by reference, and shall be part of this Agreement. Notwithstanding the foregoing, BMG shall, at Owner's request, negotiate such provisions in good faith in connection with the Supplemental Agreement in accordance with its usual business practices.


ARTISTdirect Records, LLC                            BMG Distribution,
                                                     a unit of BMG Music,
                                                     d/b/a BMG Entertainment


By:/s/ Marc P. Geiger                                By:/s/ Pete Jones
-------------------------                            -------------------------
Date: October 29, 2001                               Date: October 31, 2001


To the limited extent applicable to him:


/s/ Ted Field
-------------------------
Ted Field

Date: October 29, 2001

                                    EXHIBIT 1
           TO THE SHORTFORM DISTRIBUTION AND FOREIGN LICENSE AGREEMENT
         BETWEEN BMG MUSIC AND ARTISTDIRECT RECORDS, LLC, AND TED FIELD

                              "STANDARD AGREEMENT"

                             DISTRIBUTION AGREEMENT

                                 by and between

                        BMG MUSIC D/B/A BMG ENTERTAINMENT

                                       and

                            ARTISTDIRECT RECORDS, LLC

                         DATED AS OF ____________, 200_

                                TABLE OF CONTENTS

                                                                            Page
PART I - DISTRIBUTION.....................................................    1

         1.    TERM.......................................................    1

         2.    BASIC SERVICES.............................................    1

         3.    ORDERING/TITLE/OWNERSHIP...................................    4

         4.    DISTRIBUTION FEE/NET SALES/NET PROCEEDS/RESERVES/PAYMENT...    6

         5.    RETURNS/PROCEDURE/NON-BMG PRODUCT(S).......................    9

         6.    EXCESS INVENTORY...........................................   12

         7.    DELETED PRODUCTS...........................................   13

         8.    SALE OF PRODUCTS BY BMG....................................   13

         9.    MARKETING/ADVERTISING/PROMOTION............................   17

         10.   TRADEMARKS.................................................   18

PART II - MANUFACTURING...................................................   19

         11.   PURCHASE/PROCESSING/QUANTITIES.............................   19

         12.   PRICES/ADDITIONAL TERMS....................................   21

PART III - GENERAL........................................................   21

         13.   APPLICABILITY..............................................   21

         14.   STATEMENTS/ACCOUNTING/AUDIT/PAYMENTS/COLLATERAL............   21

         15.   FORCE MAJEURE..............................................   23

         16.   TERMINATION................................................   23

         17.   OWNER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND
               INDEMNIFICATION............................................   25

         18.   OWNER'S RELATIONSHIP TO BMG................................   28

         19.   KEY PERSONNEL..............................................   29

         20.   NOTICES....................................................   29

         21.   ASSIGNMENT................................................... 29

         22.   WAIVERS AND REMEDIES......................................... 30

         23.   HEADINGS..................................................... 30

         24.   INVESTIGATION................................................ 30

         25.   ENTIRE AGREEMENT............................................. 30

         26.   SEVERABILITY................................................. 30

         27.   GOVERNING LAW................................................ 31

         28.   COUNTERPARTS................................................. 31

         29.   INTERNATIONAL CATALOG LICENSING AGREEMENT ("ICLA")........... 31

SCHEDULES AND EXHIBITS

Schedule 1 - Owner's Products............................................... 33
Schedule 2 - Non-BMG Product(s)............................................. 34
Exhibit A - Price Schedule for Warehouse Services........................... 35
Exhibit B - Parental Advisory Logo.......................................... 36
Exhibit C - Trademark Requirements.......................................... 37
Exhibit C-1 - Designation of Origin......................................... 39
Exhibit D - Price Schedule for Audio Manufacturing Services................. 40
Exhibit E - Pride Schedule for Video Duplication Services................... 43
Exhibit F - Security Agreement.............................................. 44
Exhibit G - Short Form Security Agreement................................... 45
Exhibit H - ICLA Terms...................................................... 55

                             DISTRIBUTION AGREEMENT

AGREEMENT made as of the _____ day of _____________, 200_, by and between BMG Music, d/b/a BMG Entertainment, a New York general partnership, having an office at 1540 Broadway, New York, New York 10036-4098 ("BMG") and
_______________________ a ________________________ its units and divisions and its affiliated and associated labels, having an office at ___________________________________ ("Owner").

In consideration of the representations, warranties, covenants and mutual promises contained herein and subject to the terms and conditions hereinafter set out, the parties hereto agree as follows:

                             PART I - DISTRIBUTION

1. TERM

      (a) The "Term" of this Agreement is the ___________ (___)-year period commencing on the date first written hereinabove ("Initial Period"), unless terminated or extended as provided herein.

      (b) Owner grants BMG two (2) separate, consecutive options to extend the Term ("First Option" and "Second Option," respectively). The First Option and the Second Option are sometimes herein referred to as the "Option(s)." Each "Option(s)" is for one (1) additional one (1)-year period(s) ("Additional Period(s)"). The First Option is to extend the Initial Period for an additional one (1)-year period commencing immediately following the expiration of the Initial Period ("First Additional Period") and the Second Option is to extend the First Additional Period for an additional one (1)-year period commencing immediately following the expiration of the First Additional Period ("Second Additional Period"). Each Option(s) will be exercised, if at all, by written notice from BMG to Owner. The First Option will be exercised, if at all, prior to the expiration of the Initial Period and the Second Option will be exercised, if at all, prior to the expiration of the First Additional Period.

      (c) The Initial Period and any Additional Period(s) constitute the "Term." As used herein, "Contract Year" means the twelve (12)-month period commencing on the month and day first written hereinabove of any year of the Term and ending on the day immediately preceding such day of the following year of the Term.

2. BASIC SERVICES

      (a) As used herein -

            (i) (A) "Owner's Product(s)" means any and all so-called "sound recordings" including, without limitation, "Record(s)" configured as enhanced and/or other types of compact discs ("CD(s)"), "DVD(s)" cassettes, tapes, tape cartridges, soundtracks, digital audio (and/or video) discs, black vinyl records and all other Record(s) forms, now or hereafter known or developed, and "audio-visual recordings," now or hereafter known or developed, derived from "Master(s)" owned or controlled, in whole or in part, directly or indirectly by Owner and/or an Affiliate(s), currently or at any time during the Term. Attached hereto and by this reference incorporated herein as Schedule 1 is a list of Owners Product(s) as of the date first written hereinabove.

                  (B) "Affiliates" means any person or entity engaged in the so-called media/entertainment industry" that directly or indirectly owns or controls Owner, is owned or controlled by Owner or "Key Personnel" (or any combination of them), or is under common ownership or control with Owner; "own" (including the terms "owned by" and "under common ownership with") means the possession, directly or indirectly, of a majority of the indicia of ownership of an entity (i.e., a majority of the stock in the case of a corporate entity or a majority interest in the case of a partnership); and "control" (including the terms "controlled by" and under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, for example in the case of a corporate entity through the power to elect a majority of the board of directors, whether through the ownership of voting securities, by contract, or otherwise.

            (ii) "Master(s)" means the original material object, form or basis in which sounds (with and without images) and/or images (with and without sounds) are fixed or otherwise established by any method now known or later developed and from which sounds and/or images can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process (including, without limitation, "Sony 1610/1630" master(s) CD(s), DVD(s) and "encoded" digital masters(s)).

            (iii) "Record(s)" means any reproduction of a Master(s) in any form now known or later developed in which sounds (with and without visual images) are fixed or otherwise established by any method now known or later developed, and from which such sounds can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process, and include the objects in which such sounds are fixed, inclusive of, but not limited to, CD(s), DVD(s), cassettes, tapes, tape cartridges, soundtracks, digital audio (and/or video) discs, digital phonograph records and black vinyl record(s).

      (b) (i) (A) During the Term, BMG will perform for Owner "Distribution Services" (as more fully described herein, including, without limitation, in Paragraph 2(c) hereof) related to the distribution of Owner's Product(s) within the fifty United States, its territories and possessions and Puerto Rico ("Territory ") by customary means through any and all channels now or hereafter known including, without limitation, all normal wholesale and retail channels, (e.g., all traditional music retailers, chains, mass merchants, super stores, consumer electronic stores, one-stops, independent stops and rack jobbers, so-called "duty free" channels and military channels (including the Army Air Force Exchange Services "AAFES" (the central distribution point in Dallas, Texas)), so-called "alternative," "non-traditional" and "special market" channels, "direct" to consumer and "direct mail" channels, the Internet, any and all electronic and on-line mediums, channels or transmissions (in any and all forms with and without other data) now or hereafter known or developed, any "direct transmission" and "indirect transmission" to consumer over wire or through the air (including, without limitation, via telephone, satellite (inclusive of, but not limited to, point to multipoint satellite and direct broadcast satellite) or cable), and any and all point of sale manufacturing channels and any and all other channels in which BMG performs distribution services on behalf of other persons ("Distributee(s)") with respect to products comparable to Owner's Product(s) ("Distributee(s)

Product(s)") and Owner will rely exclusively on BMG therefor. During the Term and throughout the Territory, Owner will use its best efforts to acquire the right for BMG to exclusively perform Distribution Services with respect to the product(s) described in the definition of Owner's Product(s) provided that such right and said product(s) are available to Owner for inclusion hereunder. In addition, Owner will use its best efforts to retain such rights, during the Term and in the Territory, with respect to each Owner's Product(s).

                  (B) If BMG determines (in its sound commercial judgment) that a particular Owner's Product(s) distributed hereunder through a secondary channel has achieved the level of success which warrants its being distributed through BMG's primary traditional distribution channel, BMG will be entitled to distribute the particular Owner's Product(s) concerned through such traditional channel and will furnish Owner with written notice to such effect.

            (ii) If from time to time during the Term Owner requests that BMG export a reasonable number of Owner's Product(s) ("Owner's Export Product(s)") outside of the Territory, BMG will retain a distribution fee therefor, calculated in the manner in which the Distribution Fee is calculated hereunder in respect of Owner's Product(s) sold to Customer(s) in the Territory. BMG, solely as an accommodation to Owner and subject to Owner having fulfilled all of its obligations to BMG hereunder (e.g., paying to BMG the manufacturing costs associated therewith), will export the Owner's Export Product(s) in accordance with BMG's then current export policy ("Export Policy"). Following the commencement of the Term, BMG will familiarize Owner with the Export Policy. BMG will invoice Owner for such export services (including, without limitation, the charges listed in Exhibit A attached hereto and by this reference incorporated herein) and Owner will pay such invoice in accordance with Paragraphs 14(b) and
(c) hereof. As between BMG and Owner, Owner will be solely responsible both for invoicing and collecting from third parties any and all sums due in connection with Owner's Export Product(s) (including, without limitation, monies payable to Owner in respect of the sale of Owner's Export Product(s) and withholding taxes) as well as for the payment of any and all monies payable to third parties (including, without limitation, music publishers in respect of mechanical royalties and any other copyright payments due and owing).

      (c) (iii) Without limiting any provision hereunder, as used in Paragraph 2(b)(i) "Distribution Services" include the following: (A) coordination of the delivery of Owner's Product(s) to the "Warehouse" (as defined herein); (B) inventory control and management of Owner's Product(s); (C) receiving Owner's Product(s) at the Warehouse; (D) stocking and storing the delivered Owner's Product(s) at the Warehouse; (E) solicitation and servicing of "Customer(s)" (as defined herein); (F) acceptance, processing and fulfillment of orders from Customer(s); (G) picking Owner's Product(s) from BMG's inventory for shipment to Customer(s); (H) packing the picked Owner's Product(s) for shipment to Customer(s); (I) preparing Owner's Product(s) for transmission or communication to Customer(s); (J) physically transporting Owner's Product(s) from the Warehouse to Customer(s) (K) transmitting or otherwise communicating Owner's Product(s) to Customer(s); (L) invoicing Customer(s); collecting from Customer(s); (M) processing returns of Owner's Product(s) for scrap or return to inventory; (N) crediting Customer(s) (e.g., credits in respect of returns, and failed transmissions, communications and other forms of delivery); (O) restocking Owner's Product(s) which have been returned in a saleable condition (or refurbished to a saleable condition); (P) subject to marketing the terms and conditions contained herein, handling, processing and administering of certain Owner authorized or approved "cooperative-advertising" expenditures made in connection with Owner's Product(s) (including, without limitation, all related "Advertising Commitments" and "claims" for reimbursement (as such terms are more fully described in the Advertising Policy)) which have been approved by BMG beforehand; and (Q) performing such other services in connection with the exploitation of such rights herein granted to BMG, as are customarily performed by BMG with respect to its exploitation of such rights through channels and any mediums now or hereafter known or developed.

            (ii) (A) In addition to the Distribution Services, BMG will furnish Owner, gratis, with such so-called "management information reports" as are customarily furnished by BMG to Distributee(s) at no charge ("MIS Reports"). Moreover, BMG, upon Owner's request, will also introduce Owner to BMG's Information and Systems Technology and Media Systems units ("IS&T" & "MS," respectively) which will afford Owner the option of using the services of IS&T and MS (at the prices charged by MS and IS&T therefor) to support Owner's end user computing needs for the purpose of accessing the MIS Reports and otherwise communicating with BMG through BMG's so-called "computer network connectivity setup" (e.g., services related to hardware and software procurement, hardware and software installation, hardware maintenance, software support and consulting services, E-mail and file and print services, internet access, infrastructure services (LAN & WAN), leased lines (T1 etc.) and software licensing).

                  (B) Upon any such request from Owner, BMG will arrange for IS&T and MS to furnish Owner with the current schedule of prices charged by IS&T and MS with respect to the services described in Paragraph 2(c)(ii)(A) of this Agreement.

3. ORDERING/TITLE/OWNERSHIP

      (a) Except as otherwise expressly provided herein, either: -

            (i) (A) BMG from time to time will order from Owner such quantities of Owner's Product(s) as BMG requires hereunder to meet the demand therefor (Owner is entitled to approve such order (such approval not to be unreasonably withheld and such approval will be evidenced by Owner's issuance of a purchase order ("PO") to BMG for the quantities concerned) and BMG will manufacture such quantities and deliver the applicable Owner's Product(s) (freight prepaid) to BMG's "Warehouse" (as defined herein). As used herein "Warehouse" means any facility (or its equivalent (including so-called "lockers")) reasonably designated by BMG for Owner's Product(s) (e.g., Duncan, South Carolina) or

                  (B) Owner from time to time will order from BMG such quantities of Owner's Product(s) as Owner requires to meet the demand therefor (BMG is entitled to approve such order) such approval not to be unreasonably withheld and such approval (or the extent of such approval) will be evidenced by BMG's manufacture and delivery to the Warehouse of the BMG approved percentage of the quantities specified in Owner's P0 therefor).

            (ii) (A) Owner's disapproval of any BMG initiated order will be by written notice (within twenty-four (24) hours of BMG's advising Owner that BMG has initiated such order) to the Director, National Inventory Management (BMG Distribution, 6550 East 30th

Street, Indianapolis, Indiana 46219), with a copy to Vice President Field Operations and Vice President Legal and Business Affairs (BMG Distribution)) of Owner's reasonable objections to such order (specifying the nature of each such objection). If BMG inadvertently or otherwise manufactures a quantity of Owner's Product(s) in excess of the quantity which Owner approves, BMG will bear the direct manufacturing costs and expenses associated therewith only until such time as BMG determines that the particular Owner's Product(s) is sold, whereupon BMG will invoice Owner in respect of such costs and expenses and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof. Owner will be deemed to have approved any BMG initiated order in respect of which Owner fails to furnish the aforesaid notice in a timely manner. Notwithstanding anything to the contrary contained herein, it is understood and agreed that Owner is deemed to have approved at all times BMG's manufacture of such quantities of Owner(s) Product(s) in respect of which BMG reasonably anticipates orders from Customer(s).

                  (B) BMG's disapproval of any Owner initiated order will be by written notice to Owner (within the twenty-four (24) hours of Owner's advising BMG that Owner is desirous of initiating a particular order) of BMG's reasonable objections (specifying the nature of any objection) to such order. If at any time Owner requests that BMG manufacture a quantity of Owner's Product(s) in excess of the quantity in respect of which BMG has orders from Customer(s) or which BMG determines (in its sound commercial judgment) is required to meet the demand therefor, BMG will be entitled to offset all of the costs and expenses in respect of such excess from any and all monies otherwise payable to Owner in the month in which such excess order is placed (and subsequent months) provided that if there are insufficient monies against which to offset same, BMG will not be obligated to manufacture such excess unless Owner pays BMG therefor in advance.

                  (C) Faxes and/or emails are appropriate mediums for expeditiously giving disapproval notices pursuant to Paragraph 3(a)(ii).

                  (D) Any manufacturing performed pursuant to this Paragraph will be performed in accordance with the manufacturing provisions of this Agreement.

            (iii) BMG will hold Owner's Product(s) at the Warehouse in inventory until the applicable Owner's Product(s) is sold or otherwise disposed of in accordance with the provisions hereof. Owner's Product(s) will be deemed sold at the time that Owner's Product(s) is shipped, transmitted or otherwise made available by BMG from the Warehouse (or other storage facility as applicable) to its sub-distributors, distributors, retailers, agents, merchants, consumers or other persons with whom BMG may do business (individually and collectively, "Customer(s)"), except that with respect to any Owner's Product(s) which constitutes a so-called "new release" (as more dully described hereinbelow), the particular Owner's Product(s) will be deemed sold as of the actual so-called "street date" therefor.

      (b) Subject to the terms and conditions hereof, Owner will retain title to, and ownership of, Owner's Product(s) delivered to the Warehouse until sold (as described in Paragraph 3(a) hereof) or otherwise disposed of by BMG in accordance with the provisions hereof. While Owner's Product(s) is in BMG's possession at the Warehouse, BMG will assume the risk of loss or damage to Owner's Product(s). The risk assumed by BMG will be limited to the cost of manufacturing replacements of the applicable Owner's Product(s).

4. DISTRIBUTION FEE/NET SALES/NET PROCEEDS/RESERVES/PAYMENT

      (a) (i) (A) For the Distribution Services rendered pursuant to Paragraph
(2c)(i) hereof, BMG will retain a distribution fee of _________ (%) percent ("Distribution Fee") of "Net Sales," (as defined herein) before any and all deductions or other adjustments for "Special Terms" (as defined herein), if any, offered by Owner or authorized by Owner (all such Special Terms discounts will be at Owner's sole cost and expense) and approved by BMG. As used herein, "Gross Sales" means the "Purchase Price" multiplied by the number of units of Owner's Product(s) sold hereunder; "Net Sales" means Gross Sales (i) less any and all credits issued, and reserves established, in respect of returns of Owner's Product(s) sold hereunder, (ii) plus such reserves as are liquidated hereunder; and "Purchase Price" means the price at which the Customer(s) is invoiced by BMG in respect of the cost of the particular Owner's Product(s) concerned and in respect of which payment is due from Customer(s) to BMG therefor (e.g., the Net Effective Cost" price listed in BMG's Price Card(s) or the equivalent thereof).

                  (B) Notwithstanding anything to the contrary contained in Paragraph 4(a)(i)(A) hereinabove, with respect to Distribution Services rendered by BMG in respect of the distribution of Owner's Product(s) through "special market" channels, "direct to consumer" and "direct mail" channels, the Internet, any and all electronic and on-line mediums, channels or transmissions (in any and all forms with and without other data) now or hereafter known or developed, any "direct transmission" and "indirect transmission" to consumer over wire or through the air (including, without limitation, via telephone, satellite (inclusive of, but not limited to, point to multipoint satellite and direct broadcast satellite) or cable), and any and all point of sale manufacturing channels, BMG will retain a Distribution Fee equal to (TBA).

                  (C) Notwithstanding anything to the contrary contained herein:
(a) the Distribution Fee with respect to those Net Sales of Owner's Product(s) sold, by BMG, through a commissioned BMG agency model, as so-called "digital download" sales will be _______ percent of those Net Sales, after any and all deductions or other adjustments for "Special Terms" and commissions in connection therewith, calculated in the manner set forth above; (b) the Distribution Fee with respect to those Net Sales of Owner's Product(s) sold by BMG through BMG's wholesale model or a so-called "digital download" sales will be ________ percent of those Net Sales, after any and all deductions or other adjustments for "Special Terms" , calculated in the manner set forth above and
(c) the Distribution Fee with respect to those Net Sales of Owner's Product(s) sold by BMG, as a so-called "Kiosk" sales will be ________ percent of those Net Sales, after any and all deductions or other adjustments for "Special Terms" and commissions in connection therewith (in lieu of _________ percent), calculated in the manner set forth above.

            (ii) Except as otherwise expressly provided herein, BMG will bear the costs and expenses associated with Customer(s) bad debt risk and cash discounts offered by BMG for timely payment in respect of Owner's Product(s) sold and distributed by BMG to Customer(s). Accordingly, Owner will bear the costs and expenses associated with bad debt risk related to Owner's Export Product(s) and other Owner's Product(s), if any, which is not distributed by BMG hereunder or which for any reason is distributed by BMG, on behalf of Owner, to a person other than a Customer(s).

            (iii) Notwithstanding anything to the contrary contained in Paragraphs 4(a)(i) and (ii) above:

                  (A) The Distribution Fee with respect to cumulative Net Sales in excess of _______________ dollars will be ___________ (___%) percent of those Net Sales in lieu of ________ (___%) percent, calculated in the manner set forth in Paragraphs 4(a)(i) and (ii) above;

                  (B) The Distribution Fee with respect to cumulative Net Sales in excess of __________ dollars will be ___________ (___%) percent of those Net Sales in lieu of _________ (___%) percent, calculated in the manner set forth in Paragraphs 4(a)(i) and (ii) above;

                  (C) The Distribution Fee with respect to cumulative Net Sales in excess of __________________ Dollars will be ___________ (___%) percent of those Net Sales in lieu of _________ (___%) percent, calculated in the manner set forth in Paragraphs 4(a)(i) and (ii) above;

                  (D) The Distribution Fee with respect to cumulative Net Sales in excess of _________ dollars will be ___________ (___%) percent of those Net Sales in lieu of _________ (___%) percent, calculated in the manner set forth in Paragraphs 4(a)(i) and (ii) above;

            (iv) Notwithstanding anything to the contrary contained in Paragraphs 4(a)(i), (ii) and (iii) above, the initial application of the Distribution Fee set forth in Paragraph 4(a)(iii) will be in respect of the Net Proceeds accounting with respect to the calendar month ("Implementation Month") immediately following the calendar month during which the applicable cumulative Net Sales threshold is achieved which triggers such Distribution Fee ("Threshold Month") and will be applied only in respect of the applicable excess cumulative Net Sales in the Implementation Month and applicable month(s) of the particular Contract Year concerned subsequent to the Implementation Month. For the avoidance of doubt, Owner's Export Product(s) and any other sale or distribution of Owner's Product(s) which has not been solicited or distributed by BMG to Customer(s) are excluded from the cumulative Net Sales calculation pursuant to Paragraph 4(a)(iii).

      (b) "Net Proceeds" means Net Sales less the Distribution Fee and any other amounts which BMG is entitled to offset or otherwise deduct therefrom hereunder.

      (c) Except as otherwise expressly provided herein, Net Proceeds will be payable by BMG to Owner sixty (60) days after the last day of the calendar month during which the applicable Owner's Product(s) is sold by BMG provided that in respect of the sale of each Owner's Product(s) which constitutes a "new release" (i.e., Owner's Product(s) subject to a new release street date) any Net Proceeds payable in respect thereof will be payable within five (5) business days following the end of the calendar month during which payment is due from Customer(s). Net Proceeds payments will be accompanied by a statement rendered in accordance with BMG's regular accounting practices. Notwithstanding anything to the contrary contained herein, BMG, during and subsequent to the Post-Term Returns Period, is not obligated to render an accounting statement with respect to any calendar months in respect of which there is no significant (as determined by BMG in its sound commercial judgment) change between the accounting rendered with respect to the calendar month immediately preceding such particular calendar month and the accounting which would otherwise be rendered with respect to such particular calendar months unless Owner requests, in writing, on accounting statement for one or more particular months. Any such requests will be made at least thirty (30) days prior to the commencement of the month in respect of which an accounting statement is sought.

      (d) (i) With respect to each calendar month of the Term, BMG will be entitled to establish a reserve at the rate of twenty percent (20%) of the Gross Sales for that month, except forty percent (40%) with respect to the Gross Sales of Owner's Product(s) sold as so-called "Singles" Record(s) (any and all configurations). The reserve established with respect to each month will be maintained for a period of four (4) months and liquidated at the end of the applicable four (4)-month period hereunder. Liquidated reserves will be accounted and credited to Owner at the same time and in the same manner as Net Proceeds are accounted and paid to Owner for sales of Owner's Product(s) in the month in which such reserves are liquidated. Notwithstanding the immediately preceding provisions of this Paragraph 4(d)(i), BMG from time to time will be entitled to adjust (increase and/or decrease) the reserves (and the duration of any liquidation period) to reflect the level, value and timing of the returns anticipated by BMG in respect of Owner's Product(s) and/or any Non-BMG Product(s) returnable to BMG hereunder. In making any such adjustment, the types of factors which BMG will consider will include BMG's so-called weighted, historical "returns-running rate" experience (i.e., the percentage rate of returns applicable to particular Owner's Product(s) during a given period (except that with respect to the Singles Record(s) it will be the percentage rate of returns applicable to Owner's Product(s) distributed as Singles Record(s) during such period)), the level, value and timing of Soundscan reported sales of Owner's Product(s) which BMG determines (in its reasonable sound commercial judgment) are likely to be returned to BMG, and BMG's good faith estimate with respect to the number of Non-BMG Product(s) likely to be returned to BMG.

            (ii) Notwithstanding anything to the contrary contained herein, for each of the final twelve (12) calendar months of the Term, the amount of the reserve will be the percentage established pursuant to Paragraph 4(d)(i) of the higher of (A) Gross Sales for the month concerned, or (B) the average monthly Gross Sales for the twelve months immediately preceding the final twelve (12) months of the Term provided that the amount of reserve will be such amount as is determined by BMG (in its sound commercial judgment) in the event that the final twelve (12) months of the Term is any period other than the period comprising the last twelve (12) months of the Initial Period (or other than the period comprising the Additional Period(s)) or that for any reason the duration of the Term is a period less than twelve (12) months.

      (e) With respect to mechanical royalties, BMG will be entitled to establish a reserve in accordance with the provisions of Paragraph 8(d) hereof.

5A. ADVANCE

      (a) As an advance recoupable from and against Net Proceeds, BMG will pay Owner the sum of ______________________ ($______) Dollars ("Advance") payable
(i) ___________ ($________) Dollars following the full execution of this Agreement; (ii) ________________ ($________) Dollars following (TBA) .

      (b) The Advance will be fully recoupable from Net proceeds otherwise payable in respect of Owner's Product(s) sold hereunder provided that if the Gross Sales of same of Owner's Product(s) and BMG's projected Gross Sales during the then remaining portion of the Term will not be sufficient to afford BMG an opportunity to fully recoup the then unrecouped portion of the Advance, BMG will be entitled to fully recoup the Advance at any time from any and all monies otherwise payable to Owner. For purposes of this subparagraph and any determination by BMG with respect to whether such projections are sufficient, BMG, in good faith, will employ its sound commercial judgment to determine the Net Proceeds likely to be payable in respect of the sale of the Owner's Product(s) during such period.

5. RETURNS/PROCEDURE/NON-BMG PRODUCT(S)

      (a) Notwithstanding anything to the contrary contained herein, Owner will accept from BMG any and all returns of Owner's Product(s) which are returned for any reason (in accordance with BMG's Returns Policy), during the Term and during the period ending nine (9) months (except ten (10) months if the Term is terminated) after the last day of the Term ("Post-Term Returns Period").

      (b) Any services rendered by BMG in connection with returned Owner's Product(s) will be at the applicable per unit price set forth in Exhibit A attached hereto and by this reference incorporated herein. BMG shall not charge Owner, for any of the costs and expenses incurred by BMG to merely handle and process (as opposed to refurbish etc.) a reasonable number of returns from Customer(s) of Owner's Product(s) (excluding Owner's Export Product(s) which will be distributed on a non-returnable basis in accordance with the provisions hereof) distributed by BMG hereunder and "Non-BMG Product(s)" (as defined herein). With respect to the handling and processing returns in excess of the number of units which BMG determines, in good faith, to be reasonable and returns of units which BMG determines are Non-BMG Product(s), BMG will be entitled to a "Returns Handling Charge." The "Returns Handling Charge" means the per unit dollar equivalent of the "Excess Inventory Charge" (as defined herein). BMG will invoice Owner for any Returns Handling Charge and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof. For the avoidance of doubt, the Distribution Fee does not include any amounts in respect of Exhibit A charges for such services or the Returns Handling Charge, (i.e., all of such charges are in addition to the Distribution Fee). BMG will invoice Owner for such services and charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (c) Owner's Product(s) returned to BMG will be returned to the inventory of Owner's Product(s) in BMG's custody, except that, unless BMG and Owner otherwise agree, in writing, BMG will be entitled to scrap (i) any "singles" record(s) returned; (ii) any other Owner's Product(s) returned with the shrinkwrap, container or other packaging material breached to the extent that Owner's Product(s) could have been removed therefrom; (iii) any Owner's Product(s) which in BMG's judgment is not in saleable condition; and (iv) any other Owner's Product(s) which Owner instructs BMG to scrap. BMG will scrap Owner's Product(s) at the applicable per unit price set forth in Exhibit A. BMG will invoice Owner for such scrapping and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (d) (i) (A) As used herein, "Non-BMG Product(s)" means any and all Owner's Product(s) existing prior to the commencement of the Term which was not manufactured or distributed by BMG hereunder and any and all Owner's Product(s) existing during the Term which, for any reason, is not manufactured or distributed by BMG to Customer(s) hereunder (including, without limitation Owner's Export Product(s)). Each Non-BMG Product(s) existing as of the date first written hereinabove is listed in Schedule 2 attached hereto and by this reference incorporated herein. Non-BMG Products, which have been distributed by Owner or one or more third party(ies) distributors prior to BMG's distribution of Owner's Product(s) hereunder ("Prior Distributor") is indicated by an asterisk in Schedule 2.

                  (B) As between Owner and BMG, Owner (directly or indirectly through Prior Distributor) will be solely responsible for returns of Non-BMG Product(s), the issuance of any credits to any and all customers (including Customer(s)) in connection therewith and the value of any credit(s) issued or to be issued. Upon BMG's request, Owner (at Owner's sole cost and expense) will notify all such customers and any other relevant third party(ies) (or cause all such customers and third party(ies) to be notified by Prior Distributor or otherwise), in writing, to such effect.

                  (C) BMG will consider a written request from Owner that Owner be permitted to notify such customer(s) who are Customer(s) (or cause such customers to be notified by Prior Distributor) that returns of Non-BMG Product(s) may be sent to the Warehouse in accordance with BMG's "Returns PolicyTM in effect with respect to any such returns and that with respect to Non-BMG Product(s), BMG issue credits therefor at the Net Effective Cost price (or its equivalent) set forth in Schedule 2 or the price at which BMG would issue credits in respect of such Non-BMG Product(s) (or substantially similar products) which are being (or had been or will be) distributed by BMG hereunder in the absence of any price(s) in Schedule 2 or if any Schedule 2 prices are incompatible with the prices or manner in which BMG otherwise issues credits or administers returns from Customer(s) (or in the absence of a new UPC and selection number in Schedule 2). If BMG agrees to honor any such request, BMG will furnish Owner with written notice to such effect. For the avoidance of doubt, if Non-BMG Product(s) is not readily distinguishable as a returned product from Owner's Product(s) distributed by BMG and returned to BMG, BMG (in its sole discretion) is entitled to determine which, if any, Non-BMG Products will be accepted by BMG as returns for credit purposes hereunder and the prices at which credits will be issued in connection therewith. The provisions of Paragraphs 5(a), 5(b), 5(c) and 5(d)(ii) will also apply to Non-BMG Product(s) as if Non-BMG Product(s) constituted Owner's Product(s) hereunder. Once BMG credits Customer(s) in respect of these returns, BMG will invoice Owner for the value of such credits and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

                  (D) If BMG honors such request, the provisions of this Agreement (including, without limitation, the provisions embodied in Paragraphs 5(a), 5(b), 5(c) and 5(d)(ii)(A), 5(e) and 5(g) applicable to Owner's Product(s) will apply to Non-BMG Product(s) returned in accordance with the provisions hereof.

            (ii) In order to enable BMG to distinguish Owner's Product(s) (and returns of Owner's Product(s)) manufactured and distributed hereunder from any Non-BMG Product(s), (and returns of Non-BMG Product(s)), Owner will ensure that each Owner's Product(s) distributed hereunder is readily distinguishable as a returned product from Non-BMG Product(s). BMG will advise Owner of, and Owner will incorporate, such elements (including, without limitation, separate UPC and selection numbers for such Owner's Product(s) hereunder) or make such modifications to Owner's Product(s) hereunder as BMG deems reasonably necessary for such purposes.

      (e) BMG will perform refurbishing services with respect to Owner's Product(s) at the applicable per unit prices set forth in Exhibit A. BMG will invoice Owner for such services and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (f) (i) Notwithstanding anything to the contrary contained herein, BMG will retain all reserves established in respect of the twelve (12) month period preceding the last day of the Term (or any other period selected by BMG (in its sound commercial judgment) in the event that the final twelve (12) months of the Term is any period other than the period comprising the last twelve (12) months of the Initial Period (or any period other than the period comprising an Additional Period(s)) or that for any reason the duration of the Term is a period less than twelve (12) months) and apply such reserves against credits issued during such period and/or the Post-Term Returns Period. Within thirty
(30) days following the end of the Post-Term Returns Period, a determination of returns and credits issued will be made by BMG. If credits issued by BMG exceed reserves retained by BMG, Owner promptly will pay BMG the value of the Net Proceeds of that difference, and if at the end of the Post-Term Returns Period such reserves exceed credits issued, BMG promptly will pay Owner the value of the Net Proceeds of that difference.

            (ii) The provisions of Paragraph 5(f)(i) will not be applicable hereunder if no less than ninety (90) days prior to the expiration of the Term Owner enters into a written agreement ("New Distributor Agreement") with a "New Distributor" (as defined herein) pursuant to which the New Distributor agrees to accept all returns of Owner's Product(s) and Non-BMG Product(s); to be fully responsible for crediting Customer(s) therefor at the prices applicable pursuant to (and otherwise in accordance with) the terms of the then applicable BMG Returns Policy; and to fully indemnify BMG and hold BMG harmless from any and all claims against BMG and from any losses, claims, costs, liabilities or damages (including attorney's fees) arising out of or connected with a breach by New Distributor of its obligations under the New Distributor Agreement. Following the full execution of the New Distributor Agreement, Owner will furnish BMG with a redacted copy of the New Distributor Agreement sufficient to evidence that same comports favorably with the terms of this Paragraph
(5)(f)(ii). If BMG approves the New Distributor Agreement, BMG will liquidate the reserves established hereunder in accordance with the provisions hereof (BMG retaining only a reasonable reserve in respect of foreseeable returns to BMG (e.g., so-called "pipeline" returns)) and the provisions of the New Distributor Agreement which are consistent herewith provided that prior to any such liquidation Owner has paid all outstanding amounts due (or to become due within the next ninety (90) days) to BMG and evidenced to BMG that Owner will be in a position to pay any and all other amounts due and owing to BMG. "New Distributor" means a BMG approved "major third party distribution company" (other than a Customer(s)) which operates in the prerecorded record business segment of the media/entertainment industry, is ordinarily and regularly engaged in distributing to Customer(s) a product(s) which is substantially similar to Owner's Product(s), agrees to render Distribution Services as Owner's new distributor, and which further agrees, upon and after the expiration of the Term, to accept all returns of Owner's Product(s) and Non-BMG Product(s) and to be solely and fully responsible for crediting BMG's Customer(s) and otherwise fulfilling the obligations contemplated by this Paragraph.

      (g) BMG will not be obligated to accept returns of Owner's Product(s) after the expiration of the Post-Term Returns Period. If BMG elects to accept any returns of Owner's Product(s) subsequent to the expiration of the Post-Term Returns Period, BMG will invoice Owner for the value of the Net Proceeds of such returns and for all applicable per unit charges hereunder in connection therewith and Owner promptly will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

6. EXCESS INVENTORY

      (a) On or about the last day of each month (the "Last Day") after the first six months of the Term, BMG will determine from BMG's books and record(s) on a selection-by-selection basis and by each configuration thereof the amount of any excess inventory (i.e., more than a one (1) year supply, as determined in accordance with BMG's standard business practices) in BMG's possession or control as of each Last Day and will report such determination to Owner ("Excess Inventory"). Owner, at Owner's election, will either remove Excess Inventory for storage purposes only (at Owner's sole cost and expense of removal and storage) within thirty (30) days of BMG's report under this Paragraph, or promptly pay BMG for each month that any Excess Inventory is retained or controlled by BMG an amount equal to the number of units of Excess Inventory multiplied by Ten ($.10) Cents (the "Excess Inventory Charge"). Any Excess Inventory which is removed must be marked, drilled or otherwise modified by BMG (at Owner's sole cost and expense) beforehand to adequately distinguish it from all other Owner's Product(s). If Owner fails to remove any Excess Inventory or pay the Excess Inventory Charge on a timely basis, BMG, subject to the provisions embodied in Paragraph 11(a)(v)(8) and 14(g) hereof, will scrap the Excess Inventory at the applicable per unit price set forth in Exhibit A for scrapping. BMG will invoice Owner for such scrapping and any applicable Excess Inventory charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) Owner will be afforded access once per each Contract Year and during regular business hours to BMG's catalog Warehouse in Duncan, South Carolina to conduct a physical stock count of the inventory of Owner's Product(s) in the Warehouse at the time that BMG conducts its annual physical inventory (currently, circa April/May of each calendar year) of all products including Owner's Product(s).

      (c) Notwithstanding anything to the contrary contained herein, with respect to any so-called "stock shrinkage" of Owner's Product(s) in the Warehouse, BMG will bear the manufacturing cost of replacing the missing stock of Owner's Product(s) in excess of one percent (1%) of the number of units of Owner's Product(s) manufactured by BMG and delivered to BMG's Warehouse, and one (1%) percent of the number of units of any graphics and components delivered to BMG's Warehouses, in a given Contract Year.

      (d) Upon Owner's written request from time to time during the Term, BMG will evidence to Owner (no more frequently than once per each calendar quarter of a given Contract Year and then only in connection with requests made, no sooner than thirty (30) days before (and no later than forty-five (45) days after) a scrapping occurrence and in the form of the so-called

"destruction report" or "certificate" for scrapping customarily employed by BMG for this purpose) that Owner's Product(s) have been removed from inventory in BMG's Warehouse and scrapped. Such request must be sent to Vice President, National Distribution & Transportation, 112 Hidden Lake Circle, Duncan, South Carolina, 29334 with a copy to Vice President Legal and Business Affairs (BMG Distribution) at the address indicated in Paragraph 20.

7. DELETED PRODUCTS

      (a) (i) From time to time during the Term on no less than thirty (30) days prior written notice to BMG, Owner will be entitled to delete particular Owner's Product(s) from Owners catalog of Owner's Product(s) distributed by BMG hereunder ("Deleted Owner's Product(s)"). Subject to Owner having fulfilled all of its then outstanding and reasonably foreseeable obligations to BMG hereunder, Owner will also be entitled to make the deleted Owner's Product(s) available for sale through BMG as so-called "cut-outs." Owner will give BMG notice of the date on which a particular Owner's Product(s) is to be deleted from Owners catalog. Owner will have thirty (30) days from such date to remove, at Owner's sole cost and expense, deleted Owner's Product(s) from the Warehouse. Prior to any such removal, the deleted Owner's Product(s) will be appropriately marked by BMG (at Owner's sole cost and expense) as cut-outs in a manner consistent with BMG's then applicable practices to distinguish the inventory of deleted and cut-out Owner's Product(s) from Owner's Product(s) (including, BMG's inventory of same) which has not been deleted and cut-out or which is otherwise returnable to BMG. Upon such deletion, marking and removal, the applicable Owner's Product(s) will no longer be subject to the terms and conditions of this Agreement.

            (ii) Notwithstanding anything to the contrary contained herein, if for any reason and by any means any Owner's Product(s) (including, without limitation, Deleted Owner's Product(s) and Excess Inventory) is removed from the Warehouse by Owner without being appropriately marked and/or, if Deleted Owner's Product(s) is made available for sale as cut-outs other than through BMG, BMG will be entitled to retain an amount equivalent to the value of the Net Proceeds and the Distribution Fee in respect thereof or if such Owner's Product(s) has been sold by BMG on a non-returnable basis hereunder and invoice Owner therefore at the applicable card price for each such unit of Owner's Product(s). Owner will pay such invoice in accordance with Paragraph 14(b) and (c) hereof.

      (b) If Owner does not remove any Owner's Product(s) deleted pursuant to the immediately preceding Paragraph 7(a), BMG will have the right to scrap same (without any further obligation to Owner) at the applicable per unit price set forth in Exhibit A for scrapping. BMG will invoice Owner for such scrapping and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

8. SALE OF PRODUCTS BY BMG

      (a) The suggested retail list price ("SRLP") (or its equivalent (e.g., any BMG pricing in respect of on-line, electronic, Internet medium or channels on a basis other than SRLP)) or "list category" of Owner's Product(s) will be established by Owner, in Owner's sole discretion, from time to time from the BMG designated SRLPs (or the BMG designated equivalent). However, in order to permit necessary efficiencies in day-to-day operations, Owner will not establish or change the SRLP (or its equivalent) or "list category" of any specific Owners Product(s) without giving BMG written notice at least one (1) calendar month prior to the effective date of the applicable SRLP. As and if reasonably necessary to denote such establishment or change, BMG will modify (by stickering or destickering, restickering and reshrinkwrapping) the particular Owner's Product(s) concerned at the applicable per unit prices for stickering or destickering, restickering and reshrinkwrapping set forth in Exhibit A (or at the applicable per unit price established by BMG for any other type of alteration and repackaging required by
BMG). BMG will invoice Owner for such charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) The Customer(s) to whom and, except as otherwise provided in Paragraph 8(c) hereof, all of the terms and conditions of sale (including prices to Customer(s), discounts, free goods, credit and dating, Returns Policy (including any percentage limitations on returns) at which BMG distributes and sells Owner's Product(s) hereunder, and the advertising allowances (if any) made by BMG (at BMG's sole cost and expense) and as allowances additional to the advertising allowances made by Owner (at Owner's sole cost and expense)) will be established by BMG in its sole discretion. Following the commencement of the Term, BMG will familiarize Owner with BMG's current Returns Policy, BMG's current advertising policy ("Advertising Policy") and BMG's current terms and conditions of sale ("Sales Policy").

      (c) From time to time, Owner may request that BMG offer (or authorize BMG to offer) to Customer(s) discounts and dating greater than the so-called "standard discounts" (if any) and dating (if any) then offered by BMG (individually and collectively, "Special Terms"). BMG will give good faith consideration to all such requests and authorizations but will have no obligation to honor same if, BMG determines that BMG cannot lawfully offer and/or administer the particular Special Term(s) concerned, that such Special Term(s) is inconsistent with and doesn't otherwise comport favorably with BMG's programs, standards, policies and limitations or that (in BMG's sound commercial judgment) such Special Term(s) is not in the best interest of Owner and BMG (e.g., extending dating to an insolvent Customer(s) or a Customer(s) whose account is past due). If BMG offers Special Terms as discounts and/or dating to its Customer(s), such offer will be made on Owner's behalf, and Owner will bear all costs and expenses associated therewith, Owner will give BMG such reasonable advance written notice of the Special Terms discounts or dating which Owner is desirous of having BMG offer so as to afford BMG an opportunity to consider and, as applicable, implement same in an efficient manner consistent with BMG's administration of sales. BMG's "standard" discounts are indicated in the BMG price cards ("Price Card(s)") incorporated in BMG's Sales Policy (i.e., as of the date first written hereinabove and in respect of the United States, the standard discount is twenty-three and eight-hundredths (23.08%) percent for a singles Record(s), twenty (20%) percent for a CD(s), and fifteen (15%) percent for certain other Record(s)).

      (d) (i) Owner will be solely responsible for securing (and Owner agrees to timely secure) any and all permissions, authorizations, clearances, licenses, releases and other rights required (or reasonably deemed necessary by BMG) to enable BMG to distribute Owner's Product(s) without infringing upon the rights of, or incurring any liability to, any third party(ies) including, without limitation, music publishers and their agents. In addition, Owner will be solely responsible for timely paying (and Owner agrees to timely pay) any and all sums due or otherwise required to be paid to any and all third party(ies) in respect of any such permissions, authorizations, clearances, licenses, releases and other rights (including, without limitation, payments to developers, copyright proprietors, music publishers, writers, artists, producers and engineers).

            (ii) Within thirty (30) days following the expiration of each calendar quarter of the Term, Owner will furnish BMG with written evidence (such evidence to be in a form satisfactory to BMG) (A) that Owner has entered into written mechanical license agreements, as required, with the appropriate persons in respect of each and every musical composition embodied in Owner's Product(s) theretofor distributed hereunder (and/or which is scheduled to be distributed hereunder in the calendar quarter in which such evidence is furnished) ("Mechanical License") and (B) that Owner has accounted and paid hereunder (such evidence to be in a form satisfactory to BMG ( any such form including, without limitation, the following information: name of the publisher, the payee, date, catalogue number, title (of musical composition and of Owner's Product(s)), type of sale (bonus, free club etc.), rate, quantity, total royalty payable per musical composition)) all mechanical royalties due in this regard pursuant to such license agreement (or pursuant to the compulsory statutory provisions of the U.S. Copyright Art) ("Mechanical Royalty"). Such evidence will be furnished to BMG (Attn: Director, Sales Accounting, at BMG (Distribution), 210 Clay Avenue, Lyndhurst, New Jersey 07071) Failure to timely evidence such license and payments constitutes a breach of this Agreement.

            (iii) With respect to any failure by Owner to evidence the Mechanical License and/or the Mechanical Royalty payment in respect thereof, BMG is entitled to retain a reserve in respect of such Mechanical Royalty payment obligation at the rate of, whichever is greater, one ($1.00) dollar per each unit of Owner's Product(s) in respect of which there are Gross Sales during the applicable calendar quarter or ten (10%) percent of the applicable Gross Sales in connection therewith (or, in the absence of any Gross Sales, the applicable card price therefor). Such reserve will be maintained until the end of the month following the month in which Owner furnishes BMG with written evidence that Owner has paid the Mechanical Royalty to which such reserve pertains. Any such liquidated reserve will be accounted and credited to Owner at the same time as BMG accounts to Owner for sales of Owner's Product(s) in the month in which such reserves are liquidated.

            (iv) BMG will give good faith consideration to any written proposal from Owner to secure for BMG's benefit, as a named beneficiary, errors and omission or other insurance in respect of Owner's mechanical royalty obligations and any written agreement reached in this regard will be substituted for the provisions embodied in Paragraphs 8(d)(ii) and (iii) above.

      (e) Owner agrees to identify and label any and all applicable Owner's Product(s) described hereunder with "explicit contents" by affixing the Parental Advisory Logo ("Logo") to same and related materials in accordance with the standards established by the Recording Industry Association of America ("RIAA") under the Parental Advisory Program ("Program").

      (f) The current standards applicable to records are set forth in Exhibit B attached hereto and by this reference incorporated herein. The initial decision to identify and label a particular Owner's Product(s) and related materials rests with Owner. If BMG determines that Owner has failed to affix the Logo, when appropriate, BMG, at Owner's sole cost and expense, will be entitled to affix the Logo to Owner's Product(s) and related materials or to recall and cease further distribution of Owner's Product(s). Any such determination by BMG will be based solely on the good faith opinion of BMG's counsel applying the same standards used when making such types of determination with respect to other products distributed by BMG).

      (g) (i) Without prejudice to any other rights which BMG may possess at law or hereunder, BMG may reject a particular Owner's Product(s) for distribution hereunder if BMG determines (in its sole discretion) that: (A) such Owner's Product(s) advocates an illegal activity; (B) such Owner's Product(s) is patently offensive or obscene; (C) such Owner's Product(s) violates any governmental regulation or law (including, without limitation, a regulation or law relating to ethical, religious, moral or political conception); (D) such Owner's Product(s) violates the personal property or other rights of a person, firm or corporation; or (E) the distribution of Owner's Product(s) would constitute a breach of any of Owner's warrantees, representations or covenants herein or constitute the potential defamation or libel of any person.

            (ii) Any such determination by BMG will be based on the good faith opinion of BMG's counsel applying the same standards used in making such types of determination with respect to other products distributed by BMG. To facilitate BMG's determination under this Paragraph, Owner may furnish BMG with a sample of Owner's Product(s) prior to same being distributed hereunder. Such sample is to be sent to Vice President, Legal and Business Affairs (BMG Distribution) at the address indicated in Paragraph 20.

            (iii) BMG will furnish Owner with written notice of any determination to reject (specifying the basis therefor) Owner's Product(s) under this Paragraph ("Rejected Owner's Product(s)"). If within fourteen (14) days after such notice Owner fails to furnish BMG with a modified sample of the Rejected Owner's Product(s) satisfactory to BMG, BMG will have no obligation to distribute the Rejected Owner's Product(s).

      (h) (i) Upon Owner's written request and to the extent available pursuant to BMG's agreements with Soundscan, Inc. ("Soundscan") and/or Broadcast Data Systems, L.P. ("BDS"), BMG will afford Owner access to Soundscan's computerized on-line management information system and BDS' "Record Track" service, respectively provided that BMG determines that Owner has no agreement or other obligation to secure (and pay for) such access directly from Soundscan or BDS. The charge for such access will be determined by BMG in respect of each calendar quarter of the Term. BMG will invoice Owner each calendar quarter therefor (based on the Applicable Percentage of the amount payable by BMG to Soundscan and/or BDS for BMG's access to the system and/or service, plus any additional charges levied by Soundscan and/or BDS against BMG in connection with Owner's accessing the system (including any set-up and connect charges and charges for special reports). The Applicable Percentage will be determined by dividing the Gross Sales of Owner's Product(s) in record(s) configurations hereunder during the relevant quarter by the total gross sales of all applicable products (in record(s) configurations) distributed by BMG during such quarter.

            (ii) As of the date first written hereinabove, BMG represents that BDS is not available to Owner under the current agreement between BDS and BMG.

9. MARKETING/ADVERTISING/PROMOTION

      (a) Owner will be solely responsible for developing, planning, undertaking, implementing and otherwise performing all marketing, advertising (including, without limitation, so-called "co-op" advertising) and promotion in connection with Owner's Product(s) and for timely paying all of the costs and expenses related thereto. Owner agrees and warrants that Owner will timely undertake the marketing, promotion and advertising of each Owner's Product(s) and, upon BMG's request, will evidence same, in part, by consulting with BMG and furnishing BMG with a written marketing plan and budget therefor prior to the distribution of particular Owner's Product(s) ("Marketing Plan"). At least fifteen (15) days prior to the "street date" for the first Owner's Product(s) to be distributed hereunder and at least thirty (30) days prior to the commencement of each Contract Year subsequent to the first Contract Year, Owner will furnish BMG with any requested Marketing Plan for the Owner's Product(s) to be distributed during the Contract Year concerned."). The Marketing Plan should be sent to Vice President Sales & Marketing, Distributed Labels (BMG Distribution) 1540 Broadway, 37th Floor, New York, New York 10036-4098. If Owner fails to furnish BMG with such Marketing Plan, BMG will furnish Owner with written notice of such failure and Owner will have thirty (30) days after such written notice to cure such failure. Notwithstanding anything to the contrary contained herein, BMG, on behalf of Owner and at Owner's request (or with Owner's authorization), agrees to facilitate the placement and verification of Owner requested or authorized marketing and advertising commitments (including, without limitation, "co-op ads" and "in-store promotions") (such placement, verification and commitments being at Owner's sole cost and expense) provided that upon BMG's request, from time to time, Owner evidences to BMG's satisfaction that Owner will timely defray all of the costs and expenses related thereto. If BMG pays any such costs and expenses for which Owner is responsible BMG will invoice Owner for same and Owner will pay same in accordance with Paragraphs 14(b) and
(c) hereof provided that deductions in respect of any invoice amount and/or such costs and expenses as are related to a particular commitment will be made as of the so- called "use date" (i.e., the date (sometimes referred to as the "start date") which represents the date upon which the particular advertisement or promotion underlying such commitment is to commence in accordance with BMG's Advertising Policy) provided further that if BMG determines at any time that the monies payable to Owner hereunder are insufficient to enable BMG to make a related deduction or offset ("Commitment Shortfall"), BMG will be entitled to
(i) elect not to facilitate the placement and verification of any particular advertising commitments (or any outstanding advertising commitments in respect of which the related advertising occurrence has not taken place); (ii) require payment from Owner in respect of unreimbursed payments in respect of prior commitments (or offset such unreimbursed payments against any and all sums due to Owner hereunder); and (iii) elect not to honor such commitments unless Owner pays BMG therefor prior to BMG's honoring such commitment.

      (b) At no cost to BMG Owner will deliver (or cause to be delivered) to BMG reasonable quantities of promotional copies of Owner's Product(s).

      (c) In consultation with BMG, Owner will establish an initial release schedule for each specific Owner's Product(s). Owner will schedule all releases of Owner's Product(s) in accordance with BMG's release schedules (singles each week and albums semi-monthly) and BMG will release not more than two (2) Owner's Product(s) during any thirty (30)-day period of the Term (excluding Owner's Product(s) in Single Record(s) configuration and Owner's

Product(s) which constitute Owner's catalog as of the date first written hereinabove ("Existing Catalog")) provided that BMG will give good faith consideration to requests from Owner from time to time for additional releases with respect to Owner's Product(s) other than the Existing Catalog.

      (d) In the performance of its services hereunder, BMG will have the right (but not the obligation):

            (i) to advertise, promote and otherwise market (and to cause others to do so) Owner's Product(s) during the Term and throughout the Territory and through any mediums and channels by any means whatsoever (now and/or hereafter known) related to the channels in respect of which BMG is entitled to perform Distribution Services;

            (ii) to use and to authorize others to use the names, likenesses, sobriquets, photographs, biographies and facsimile signatures of each of the artists and characters whose performances or characters are embodied in Owner's Product(s), the producers of Owner's Product(s) and Owner ("Identification") provided, however, that to the extent that Owner notifies BMG, in writing, that Owner's rights to use any particular Identification in connection with Owner's Product(s) are limited or otherwise restricted, BMG's use pursuant to this Paragraph 9(d)(ii) will be limited or so restricted to the same extent following such notice;

            (iii) to perform Owner's Products(s) publicly and to permit public performances thereof in any medium and by any means whatsoever, (now and/or hereafter known); and

            (iv) to cause Owner to link (in a form satisfactory to BMG and for any reasonable period of time as selected by BMG in its sole and absolute discretion) any BMG related web site to any and all web site(s) (as selected by BMG in its sole and absolute discretion) operated by (or on behalf of) Owner or any artist in respect of which Owner has the right to exploit artist's performances hereunder.

10. TRADEMARKS

      (a) Owner hereby represents and warrants that Owner is the exclusive owner or licensee of all trademarks, trade names, service marks and logos used by Owner in connection with Owner's Product(s) and that no other person or entity has any interest, adverse or otherwise therein. BMG hereby recognizes the rights of Owner to all such trademarks, trade names and logos and BMG agrees not to use any such trademarks, trade names, service marks and logos other than in connection with BMG's rendering Distribution Services hereunder. Owner's submission of any "Materials" which includes trademarks, trade names and logos will be deemed to be instructions to BMG for BMG to use such trademarks, trade names and logos as submitted.

      (b) No trademark, trade name, service mark or logo (including, without limitation, the "BMG Logo" (as depicted herein)) owned and/or exclusively controlled by BMG will be used by Owner without BMG's express written consent and license to use same and then only in accordance with BMG's specific instructions and requirements (e.g., the following trademark legend must appear (in the place and in the size and prominence specified by BMG) if and when BMG consents to Owner's use of the BMG trademark: "BMG (or the "BMG logo," whichever is applicable) is a trademark of BMG Music"). BMG (in its absolute and sole discretion) may require that owner use the BMG trademark "BMG" or the "BMG Logo" (as applicable) in connection with BMG approved marketing materials and advertisements related to the distribution of Owner's Product(s) hereunder or on Owner's Product(s) in the manner described in Exhibit C attached hereto by this reference incorporated herein provided that such use is in strict compliance with the trademark requirements set forth on Exhibit C.

      (c) Any unauthorized manufacture, duplication or distribution of BMG's property (including, without limitation, its copyrights and trademark rights and interests) will be considered nothing less than copyright infringement, trademark infringement, misrepresentation and unfair competition in violation of federal and state laws and BMG will seek the appropriate judicial relief.

                            PART II - MANUFACTURING

11. PURCHASE/PROCESSING/QUANTITIES

      (a) Owner grants to BMG the exclusive right and option(s) to manufacture (or cause the manufacture of) and sell to Owner all of Owner's requirements of Owner's Product(s) which include, without limitation, the quantities of Owner's Product(s) required to be manufactured and delivered under Paragraph 3(a). If BMG exercises such option(s), Owner will purchase exclusively from BMG all such requirements. BMG will exercise such option(s) by placing BMG's order for the particular Owner's Product(s) concerned. For purposes hereof, the term manufacture" means any and all forms of duplication including, without limitation, pressing in the case of Record(s) and duplication in the case of audio-visual recordings in video configuration. If and when BMG elects to manufacture Owner's Product(s), then:-

            (i) Notwithstanding anything to the contrary stated herein (other than in Exhibits D & E), the minimum order quantity for each configuration of each specific catalogue number of Owner's Product(s) manufactured as Record(s) hereunder will be the applicable number of units ("Minimum Order Quantity") specified in Exhibits D & E attached hereto and by this reference incorporated herein. BMG may increase the Minimum Order Quantity by notice to Owner if BMG's suppliers increase the Minimum Order Quantity which BMG must order. If any other Minimum Quantity Order is to apply to other Owner's Product(s) (other than Record(s) manufactured by BMG for Owner hereunder), BMG will notify Owner beforehand.

            (ii) All orders for the manufacture of Owner's Product(s) will be made by BMG through BMG's order service and inventory control departments and in compliance with BMG's inventory management policies ("Inventory Policy(ies)"). Following the commencement of the Term, BMG will familiarize Owner with BMG's current Inventory Policy(ies).

            (iii) If after the initial release of any particular Owner's Product(s) BMG receives orders for such Owner's Product(s) from its Customer(s) in excess of the existing inventory of Owner's Product(s) by at least two hundred (200) units (or the equivalent of same) then Owner will be deemed to order a quantity of Owner's Product(s) equal to the higher of such excess or the Minimum Order Quantity.

            (iv) Such orders as are placed hereunder will be deemed fulfilled by BMG by the manufacture of any quantity of Owner's Product(s) between ninety (90%) percent and one hundred ten (110%) percent of the quantity of Owner's Product(s) ordered.

            (v) (A) Owner, at Owners cost and expense, will deliver (or cause to be delivered) to BMG (or its designee) (i) all duplicate Master(s) (including, without limitation, all applicable master recordings and lacquers (all of which will be of quality suitable to comply with BMG's performance standards) required by BMG to manufacture Owner's Product(s); and (ii) all necessary containers (including jackets), other packaging materials not supplied by BMG or its manufacturers, graphics, booklets, inserts, tray and inlay cards (four color separations), stickers, posters and other components (herein collectively called the "Materials")."

                  (B) BMG will store (or cause to be stored), during the Term, a reasonable inventory of the Materials free of charge. From time to time during the Term, BMG will determine the amount of any excess inventory (i.e., more than a six (6) months supply as determined by BMG in accordance with BMG's standard practices) of Materials in BMG's possession or control and report such determination to Owner. Owner, at Owner's expense, will remove (for storage purposes only at Owner's sole cost and expense of removal and storage) such excess inventory within thirty (30) days of BMG's report to Owner under this Paragraph. Notwithstanding the two immediately preceding sentences, if Owner fails to remove such excess inventory BMG may scrap (at Owner's sole cost and expense) such excess inventory of Materials. BMG will invoice Owner for such scrapping charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) (i) If for any reason there are orders placed (at the request of BMG or Owner (with BMG's prior written consent)) directly by Owner with third party(ies) for the manufacture of a number of units of Owner's Product(s) and Materials, the costs and expenses associated with such order will be billed directly to Owner and paid directly by Owner (and no part of the payment for such manufacture will be BMG's responsibility) and all Owner's Product(s) and Material(s) so manufactured will be delivered to BMG to be held in the Warehouse in accordance with this Agreement. If any Owner's Product(s) which is manufactured by third party(ies) pursuant to orders placed directly by Owner are not physically suitable for shipment to, and acceptance by, Customer(s), then Owner will promptly reimburse BMG for all of the costs and expenses arising from such unsuitability. The provisions embodied in Paragraphs 10(b), 11(c), and 11(d) apply to Owner's Product(s) manufactured pursuant to 11(b) hereof.

            (ii) Owner will consult with BMG in advance in respect of the quantities of Owner's Product(s) and Material(s) which Owner is desirous of having delivered to the Warehouse and the allocation of such quantities as among BMG's Warehouse locations and, except as otherwise provided herein with respect to manufacturing, the final allocation decision will rest with BMG. Deliveries will be made f.o.b. the Warehouse location(s) so determined.

      (c) At Owner's sole cost and expense Owner will have printed (as and where designated by BMG) or stickered on all jackets, containers and graphics on Owner's Product(s) manufactured and/or distributed hereunder or otherwise placed in inventory hereunder) the language "Manufactured and Distributed in the United States by BMG Distribution, a unit of

BMG Entertainments 1540 Broadway, New York, New York 10036" "BMG (or the "BMG logo," whichever is applicable) is a trademark of BMG Music.

      (d) BMG will place Owner's Product(s) manufactured and/or delivered pursuant to this Paragraph in the location in the Warehouse where BMG holds the Owner's Product(s) pursuant to Part 1 of this Agreement. Such placement of Owner's Product(s) will be deemed "delivery" for purposes of this Agreement.

      (e) Notwithstanding anything and the contrary contained herein, all of Owner's Product(s) (including related Materials) delivered hereunder will be available for release and will not be subject to any restrictions which would prohibit the manufacture, distribution and sale of Owner's Product(s) at any time during the Term, except to the extent that Owner furnishes BMG with written notice to the contrary (any such notice to be furnished promptly following the date that any such restriction comes into existence). Following such notice, the applicable Owner's Product(s) will be subject to such restrictions.

      (f) Prior to the duplication of Owner's Product(s) in video configuration, BMG, upon request, will apprise Owner of any other terms and conditions applicable to the duplication of videos hereunder.

12. PRICES/ADDITIONAL TERMS

      (a) Owner will pay to BMG for Owner's Product(s) manufactured hereunder, the prices, f.o.b. Warehouse, set forth in Exhibits A, D and E attached hereto and by this reference incorporated herein. Exhibits A, D and E also set forth in specificity certain obligations of the parties and additional prices for certain services (including, without limitation, BMG's distribution of Owner's Product(s) supplied by Owner to third party(ies) for promotional purposes). BMG will invoice Owner for rendering such Manufacturing and Warehouse Services and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) BMG will have the right, not more than once within any twelve
(12)-month period of the Term, to increase the prices charged hereunder, however, no such increase will exceed one hundred (100%) percent of the amount by which BMG's costs (fairly allocated per configuration and per unit) including, without limitation, the costs of purchasing and/or obtaining finished goods, raw materials, labor, services and/or power, will have increased (using the date first written hereinabove as the benchmark for the first increase, if any, and the date of the subsequent increase as the benchmark for any subsequent increase(s)).

                               PART III - GENERAL

13. APPLICABILITY

The provisions of this Part Ill will apply to the provisions of Parts I and II hereof.

14. STATEMENTS/ACCOUNTING/AUDIT/PAYMENTS/COLLATERAL

      (a) All statements and other accountings rendered by BMG will be binding upon Owner and not subject to any objections by Owner for any reason whatsoever, unless such specific objection is made in writing, stating the basis thereof and delivered to BMG within two (2) years from the date such statement is rendered.

      (b) Except as otherwise expressly provided herein, BMG will invoice Owner (in full or in part) monthly for all amounts due hereunder and Owner will pay BMG within thirty (30) days of the date of each invoice.

      (c) Notwithstanding any contrary provision contained herein, BMG is entitled to deduct (in full or in part) any amounts invoiced (or to be invoiced) or otherwise due and owing hereunder from any and all sums owed by BMG to Owner under this Agreement including, without limitation, any Net Proceeds otherwise payable to Owner hereunder.

      (d) At any time that Net Proceeds are reported, if such Net Proceeds are in a negative amount, then Owner promptly will pay BMG such Net Proceeds, plus any other amounts then due.

      (e) Owner may, at Owners own expense, appoint an independent certified public accountant to inspect, examine and audit BMG's books and record(s) insofar as such books and record(s) relate to the accountings and payments rendered by BMG to Owner hereunder. Such inspection will be made on not less than thirty (30) days prior written notice during normal business hours, but not more than once in any twelve (12)-month period during the Term hereof and no more than once with respect to any statement rendered hereunder, and not between November 1 and February 28 of any Contract Year. Owner will propose to BMG, in writing, accompanied by appropriate documentation any adjustments to such payments which Owner in good faith believes to be necessary no later than ninety
(90) days after completion of the auditor's field work. Any audit (including all of the auditor's field work and the submission of Owner's proposed adjustments) conducted by Owner will be completed within the time-frame agreed by Owner and BMG (in good faith) prior to the commencement of the audit, but in no event later than one (1) year following such commencement - unless and to the extent delays are occasioned solely by BMG's action or inaction.

      (f) Any amount determined to be due from either party hereunder, if not paid or offset within thirty (30) days of the applicable invoice or other due date, will bear interest at a rate per annum equal to the "Prime Rate." Any such amount as is due including interest, will be (i) in the case of Owner as the delinquent party, deductible from and against any and all sums including Net Proceeds otherwise payable by BMG hereunder (but, if Net Proceeds are in a negative amount, then such amount will also be due and payable on demand (in whole or in part) or (ii) in the case of BMG as the delinquent party, any such amount as is due (including interest) will be payable on or before the date of the next payment due to Owner from BMG hereunder. "Prime Rate" for any monthly period will mean the interest rate for such period as announced on the first "Business Day" of each month by The Chase Manhattan Bank N.A. or successors thereto, at its principal office in New York City as its prime or base commercial lending rate. The "Prime Rate" is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks are required or permitted to close by law in the State of New York.

      (g) Owner will execute and deliver the "Security Agreement" attached hereto and by this reference incorporated herein as Exhibit F at the same time that Owner signs this Agreement.

15. FORCE MAJEURE

In the event of any act of God or force majeure, such as strikes, lock-outs, accidents, fires, delays in manufacturing, delays of carriers, delays in delivery of materials, labor controversy, government actions, war or any other causes beyond their control, neither party will be responsible for any delay in performance hereunder nor will incur liability to the other due to the resulting inability to perform provided that the party relying on such events of force majeure gives notice to the other party of the cause and anticipated duration, within thirty (30) days of the occurrence.

16. TERMINATION

      (a) Either party hereto will have the right, in addition to any other rights it may have at law or hereunder, to terminate the Term with immediate effect by prior written notice to the other party ("Termination Notice"): (i) in the event of a material breach or default (e.g., default by failure to promptly pay any amounts due hereunder) by the other party of any representation, warranty, covenant or obligation under this Agreement which, in the good faith judgment of the party seeking to terminate the Term, would interfere with the exercise of its rights hereunder and which breach or monetary default has not been cured (if and to the extent curable) within thirty (30) days after prompt written notice (specifying the nature of such breach or default) has been given to such breaching or defaulting party by the party seeking to terminate the Term; or (ii) in the event of a force majeure as set out above which continues for a period in excess of one hundred eighty (180) days.

      (b) Notwithstanding anything to the contrary contained herein, BMG will have the right (in addition to any other rights BMG may have at law or hereunder) to terminate the Term, with immediate effect, by prior written notice to Owner:

            (i) If any of the following occur: (A) the dissolution of Owner or the liquidation of Owner's assets; (B) the filing by or against Owner of a petition for liquidation or reorganization under Title 11 or 7 of the United States Code as now or hereafter in effect or under any similar statute relating to insolvency, bankruptcy, liquidation or reorganization; (C) the appointment of a trustee, receiver or custodian for Owner or for any of Owner's property; (D) Owner's making of an assignment for the benefit of creditors; (E) Owner's commission of any act for or in bankruptcy; (F) or Owner's becoming insolvent.

            (ii) (A) if Owner fails to furnish BMG with the written evidence (or any other BMG approved form of assurance), if any, requested by BMG that Owner has fulfilled all of Owner's obligations hereunder (including, without limitation, Owner's obligation to secure the appropriate form of license or authorization from, and make timely corresponding payments to, and third party(ies) hereunder) and that Owner is solvent (and will continue to be solvent) and otherwise ready and able to fulfill all of its then current and future obligations to BMG and/or third party(ies) hereunder in a timely manner.

                  (B) If Owner (A) fails to use its best efforts to acquire exclusive distribution rights during the Term and throughout the Territory with respect to the types of goods categorized within the definition of Owner's Product(s) which are available to Owner for inclusion hereunder or (B) fails to retain such rights during the Term and throughout the

Territory with respect to each Owner's Product(s) provided, however, that Owner's failure to acquire or retain such rights shall not be deemed a material breach of this Agreement.

            (iii) If Gross Sales of Owner's Product(s) hereunder are less than
(TBA) Dollars in respect any subsequent Contract Year ("Minimum Sales Threshold"). In determining whether the Minimum Sales Threshold has been achieved (or will be achieved), BMG may estimate (in good faith) the Gross Sales of Owner's Product(s) in respect of the applicable period (or Contract Year). If taking such estimate into consideration, BMG determines that the Minimum Sales Threshold has not been achieved (or will not be achieved), BMG may terminate the Term prior to the expiration of the particular period (or Contract Year) concerned. Any termination under this Paragraph will be effective, whichever occurs first, the expiration of such particular period (or Contract Year) or the expiration of the fourteen (14)-day period following BMG's notice of termination.

            (iv) Upon the occurrence of any event which entitles BMG to terminate the Term (including, without limitation, Owner's insolvency), BMG, in addition to any rights it may have at law or hereunder will be entitled to offset and otherwise deduct and withhold from any and all monies otherwise payable by BMG to Owner such amounts as are due and owing (or which BMG determines will become due and owing) to BMG hereunder.

            (v) "Default" (as defined in the Security Agreement).

            (vi) Owner materially breaches any of BMG's Policies.

      (c) Subject to the provision embodied in Paragraph 2(b)(i)(B) hereof, will if for any reason product(s) comparable to Owner's product(s) are no longer being distributed through the _______ channel and/or the _____ channel ceases to exist, the Term will expire automatically.

      (d) Unless otherwise expressly agreed by BMG and Owner, in writing, upon the expiration or termination of the Term for any reason whatsoever:

            (i) Owner will remove (at Owner's sole cost and expense) from BMG's Warehouse and/or any other applicable location designated by BMG all of Owner's Product(s), including without limitation, finished goods (e.g., Records (in all configurations)), Masters, graphics, promotional items and related materials and Materials (collectively "Residual Materials") in BMG's possession and/or control within thirty (30) days following the effective date of such expiration or termination ("Termination Date") and, notwithstanding the expiration or termination of the Term, Owner will purchase (as and if not theretofor purchased by Owner) all of BMG's inventory of Owner's Product(s) (including, without limitation, Materials). Owner will accept the return of all Owner's Product(s) returned by BMG's Customer(s) from time to time thereafter and repurchase from BMG such Owner's Product(s) for an amount equal to the value of Net Proceeds of the credit given by BMG to its Customer(s) for such returned Owner's Product(s) returned. Owner's Product(s) returned to BMG's Warehouse after the initial removal of Owner's Product(s) by the Owner, will be removed by the Owner, at Owner's sole cost and expense, within thirty (30) days following BMG's written request to Owner to do so. Prior to such removal of Owner's Product(s) by Owner the particular Owner's Product(s) concerned will be appropriately marked or otherwise modified by BMG (at Owner's sole cost and expense) in a manner consistent with BMG's current practices to remove BMG's name therefrom and otherwise preclude same being returned to BMG. BMG will be entitled to scrap any and all of the Residual Materials not so removed or paid for by Owner. Such scrapping will be at the applicable per unit price set forth in Exhibit A. BMG will invoice Owner therefor and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof;

            (ii) all unshipped orders for Owner's Product(s) will be canceled without liability, except that Owner will remain liable for work-in-progress under Part II;

            (iii) BMG will cease soliciting orders for and thereafter distributing Owner's Product(s);

            (iv) the expiration, termination or cancellation of the Term or the revocation of this Agreement will not discharge Owner or BMG from their obligation to pay any amounts due and owing hereunder (and any amounts which are likely to become due and owing). As long as any amount so owing to BMG by the Owner has not been paid in full, BMG will have the right to reimburse itself from amounts owed to the Owner hereunder, without prejudice to the other rights of BMG.

17. OWNER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

      (a) Owner represents, warrants and covenants as follows:

            (i) (A) Owner has the exclusive right to produce, mechanically record, promote, advertise, manufacture, distribute and sell Owner's Product(s) during the Term and in the Territory;

                  (B) Owner is possessed of the full right to enter into this Agreement and to grant BMG all of the rights herein granted;

                  (C) Any and all pressing and distribution agreements between Owner and a third party(ies) (including, without limitation, "Prior Distributor") for the manufacture and/or distribution of any of Owner's Product(s) and/or Non-BMG Product(s) in the Territory (excluding agreements with artists and producers whose performances are embodied in Owner's Product(s) and production companies, record labels and licensors of the Materials, copyrights and trademarks related thereto) have expired or have been lawfully terminated and Owner has paid any and all amounts due to third party(ies) in connection therewith (and no third party(ies) claims any amounts are due and owing from Owner);

                  (D) All Owner's Product(s) delivered hereunder are available for release and are not subject to any restrictions which prohibit the manufacture, distribution and sale of Owner's Product(s) in accordance with the terms and conditions including, without limitation, Paragraph 11(e) hereof;

                  (E) Owner will promptly furnish BMG with any and all materials and elements reasonably required for BMG in connection with its exercise of the rights herein granted to BMG in any and all channels and mediums now or hereafter known or developed; and

                  (F) Owner will not exploit or otherwise permit the exploitation of the Master(s) from which Owner's Product(s) derive or Owner's Product(s) in any manner which impairs, diminishes or otherwise adversely impacts the exclusive rights afforded to BMG hereunder.

            (ii) In performing services in accordance with the provisions of this Agreement, BMG will not violate the rights of any third person or entity;

            (iii) No other person whatsoever has (or will have) the right, during the Term and in the Territory, to perform any of the services (including, without limitation, Distribution Services) to be performed by BMG hereunder;

            (iv) Owner has paid all costs and expenses (including, without limitation, the costs and expenses of development, production, creation and recording of the Master(s) and Owner will timely pay all costs and expenses related to the manufacturing, printing and marketing of Owner's Product(s) Product(s);

            (v) There is no claim or legal proceeding in respect of Owner and/or any of Owner's Product(s);

            (vi) Owner is the owner or licensee of all rights relating to Owner's Product(s) by virtue of valid contracts;

            (vii) Owner has not sold, assigned, transferred, leased, conveyed or granted a security interest in, or otherwise disposed of, and will not sell, assign, transfer, lease, convey or grant a security interest in and to any of Owner's Product(s), adverse to or derogatory to the rights of BMG herein, nor is there any lien or encumbrance upon any of Owner's Product(s);

            (viii) Owner is and will continue to be the owner or licensee of all rights relating to the Owner's Product(s) and Materials (including, without limitation, copyrights and trademarks) during the Term and throughout the Territory;

            (ix) Owner owns or possesses the right to use and to authorize others to use the Identification in the manner provided herein;

            (x) During the Term, Owner (and any person which derives rights from Owner and/or which is controlled by Owner and from whom Owner derives rights) will not do or authorize any person to do anything inconsistent with, or which might diminish or impair, any of BMG's rights hereunder or violate the rights of any third parties;

            (xi) With respect to the production, manufacture, distribution and sale of Owner's Product(s) and all amounts paid by BMG to Owner hereunder, Owner will pay all taxes and all third party obligations required to be paid by Owner inclusive of, but not limited to, obligations to artists, producers, developers, writers, composers, lyricists and publishers, and all federal and state sales and use taxes, property taxes and all other applicable taxes of any nature. With respect to any payments that may become due to any union having jurisdiction or under any collective bargaining agreement, including, without limitation, A.F.T.R.A., the A.F. of M., and their Music Performance Trust Fund and Special Payments Fund, which payments arise out of the production, manufacture, distribution and sale of Owner's Product(s) hereunder, BMG will not be responsible therefor and any and all obligations for such payments will be satisfied by Owner; and

            (xii) Owner has fully tested any applicable Master(s) from which Owner's Product(s) derive and same will operate in accordance with commonly accepted standards for operation of such products, will be free from any significant errors or anomalies, and will operate and run in a reasonable and efficient business manner. Should any significant error or anomaly or nonconformity be detected, Owner, at Owner's sole cost and expense, will promptly correct such programming error or anomaly and provide BMG with a new Master(s) to enable BMG to reproduce and/or distribute a corrected version of Owner's Product(s), or to continue to manufacture and/or distribute Owner's Product(s), as the case may be. Owner will use its best efforts to complete such repairs and to provide a new Master(s) to BMG in a timely manner. In the event BMG is required to replace copies of Owner's Product(s) which have been distributed with copies which do not contain a significant error or anomaly or nonconformity, or to refund any part of any fees or costs in connection with the use of copies of Owner's Product(s), Owner will promptly reimburse BMG for all reasonable costs incurred in replacing copies of the Owner's Product(s) or for all refunds given, as well as all reasonable costs of removing all copies of the Owner's Product(s) from the channels of distribution. BMG will be entitled to offset from and against any payments due to Owner under this Agreement (or any other agreement) any sums owed to BMG pursuant to this Paragraph."

      (b) BMG and Owner each ("the Indemnitor") does hereby indemnify and agree to hold the other, it successors and assigns and any of its officers, directors, employees, representatives and/or agents or each of them ("the Indemnitee") harmless at all times from and against any and all losses, claims, costs, expenses, liabilities and damages (including, without limitation, reasonable fees and disbursements of counsel incurred by Indemnitee in any action or proceeding between Owner and BMG or between BMG and any third party or otherwise) arising out of or connected with any breach or alleged breach by the Indemnitor of this Agreement or any agreement, warranty, representation, promise, covenant or any obligation by the Indemnitor (including, without limitation, in the case of Owner, all of Owner's obligations under Paragraphs 8(d) and 17(a)(xi)). Prompt written notice will be given to the Indemnitor of any claim, action or proceeding to which the foregoing indemnity relates and the Indemnitor will have the right to participate in the defense thereof at the Indemnitor's expense. The Indemnitor will reimburse the Indemnitee on demand for any payment made by the Indemnitee at any time in connection with any liability or claim to which the foregoing indemnity relates, provided that such liability results from a judgment on the merits against the Indemnitee or a settlement entered into by the Indemnitee with the consent (not to be unreasonably withheld) of the Indemnitor. Pending the determination of any such claim, without limitation of BMG's remedies and rights, BMG, as Indemnitee, may withhold payments and deduct sums from any monies accruing or payable to Owner hereunder in an amount reasonably related to such claim, provided, however, that if Owner will obtain and post an undertaking (as defined, as of the date of this Agreement in Section 2501(1) of the Civil Practice Law and Rules (CPLR) of the State of New York) in an amount which BMG, in its sole judgment but in good faith, deems reasonably sufficient to secure BMG for Owner's liabilities hereunder, then BMG will not withhold and reserve monies as set forth in this Paragraph. If BMG has withheld and reserved any monies pursuant to this Paragraph with respect to any claim and if said claim has not been followed by commencement of an action or proceeding within twelve (12) months or if a claim is dismissed, defeated or discharged within twelve (12) months, BMG will release such monies without prejudice to its rights to again withhold and reserve monies in the future if any action or proceeding is later commenced.

18. OWNER'S RELATIONSHIP TO BMG

      (a) In performing Owner's obligations hereunder and in performing any services in connection herewith, Owner is and will be deemed an independent contractor, and nothing herein contained will in any way constitute Owner, or any of Owner's officers, directors or employees, an agent or employee of BMG.

      (b) (i) Without the other party's express prior written consent, neither party shall disclose or authorize the disclosure of any information of a confidential nature learned as a result of this Agreement or the operation thereof, nor in any way or in any form publicize or advertise in any manner any of the terms, conditions or obligations contained in this Agreement except as provided in Paragraphs 18(b)(ii) (A), (B) and (C) below.

            (ii) Each party will keep strictly confidential any and all information with respect to the terms, conditions and obligations of this Agreement, except that each party may disclose same:

                  (A) to the extent required by law, regulation or legal process or any regulatory agency, subject to the terms and conditions contained in Paragraph 18(b)(iii);

                  (B) to each party's employees, representatives, legal, professional advisors and affiliates who need to know the information for the purpose of performing their duties and obligations hereunder (provided each party requires its employees, advisors, and representatives (including, without limitation, legal representatives) to keep same strictly confidential); or

                  (C) if at the time of disclosure it is in the public domain other than as a result of Owner's breach of this Agreement.

            (iii) In the event that any of one party's employees, advisors, or representatives are requested pursuant to, or become compelled by, applicable law, regulation or legal process to disclose this Agreement, any of its terms, or any confidential information learned as a result of this Agreement or the operation thereof, such party will provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy or, in the sole discretion of the other party, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this Agreement, such party will furnish (or permit to be furnished) only that portion of this Agreement or its terms which such party is advised by counsel that such party is legally required to furnish (or have furnished) and such party will cooperate with the other party's efforts to obtain reliable assurance that confidential treatment will be accorded this Agreements terms and all such confidential information.

19. KEY PERSONNEL

      BMG has entered into this Agreement because of its trust and confidence in _________________ and ______________ (individually and collectively the "Key Personnel"). It is understood and agreed that the bearing of continuing and primary responsibility on a full-time basis by the Key Personnel for Owner's management, development, A&R, marketing and promotion activities throughout the Term is a vital part of this Agreement. In the event of the death or incapacity of the Key Personnel, or in the event that the Key Personnel will cease for whatever reason (or no reason at all) such continuing and primary responsibility for said A&R, marketing and promotion, BMG will have the right, without prejudice to any other rights it may have, to terminate the Term of this Agreement by giving written notice to Owner, effective immediately.

20. NOTICES

      (a) All notices from one party to the other hereunder will, unless herein indicated to the contrary, be in writing and will be addressed as follows:

      To OWNER:

      To BMG:  BMG MUSIC
               d/b/a BMG Entertainment
               1540 Broadway
               New York, New York 10036-6758
               Attn: Vice President, Legal & Business Affairs (BMG Distribution) with a copy to Senior Vice President, Finance (BMG Distribution)

or to such other address as the addressee designates by written notice. Any notice hereunder will be sent either by regular mail, certified or registered mail (return receipt requested), or by personal delivery or air express or telefax (to the telefax number of the party to be served) and will be deemed complete when same (containing whatever information may be required hereunder) is deposited in any United States mail box addressed as aforesaid, except that
(a) all materials personally delivered or sent by telefax will be deemed served when actually received by the party to whom addressed, (b) air express materials will be deemed served on the day of delivery to the air express company, (c) notices of change of address will be effective only from the date of its receipt, and (d) accounting statements will be sent by regular mail and will be deemed rendered when deposited in any United States mail box.

      (b) During the Term, Owner will at all times designate an employee of Owner as Owner's representative and agent with whom BMG can primarily liase for purposes of this Agreement (e.g., manufacturing, sales, marketing, advertising, etc.). Currently, Owner designates ________________ (and any employee of Owner designated, in writing, by him) as its representative and agent for purposes of this Agreement.

21. ASSIGNMENT

      Owner will not have the right to assign the Agreement or any of its rights or obligations hereunder. BMG may, at its election, assign the Agreement or any of its rights or obligations hereunder to its parent, subsidiary or affiliated company or any person acquiring all or substantially all of its assets or with whom BMG may merge. The foregoing will in no way limit

BMG's right to assign or license in the ordinary course of business. Any assignment of this Agreement by Owner will be null and void.

22. WAIVERS AND REMEDIES

      No waiver of any provision of or default under this Agreement will affect Owner's or BMG's right, as the case may be, thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar. To the extent permitted by, and subject to the mandatory requirements of all applicable laws, rules and regulations, each and every right, power and remedy herein specifically given to either party or otherwise in this agreement will be cumulative and will be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by such party, and the exercise or the beginning of the exercise of any power or remedy will not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by either party in the exercise of any right, remedy or power or in the pursuit of any remedy will impair any such right, remedy or power or be construed to be a waiver of any default on the part of such party or to be an acquiescence therein. No express or implied waiver by either party of any breach or default hereunder by the other party will in any way be, or be construed to be, a waiver of any future or subsequent breach or default hereunder by such other party.

23. HEADINGS

      The headings and captions preceding the text of the various provisions of this Agreement are inserted solely for reference and will not constitute a part of this Agreement nor affect its meaning, construction or effect. Every word or phrase defined herein will, unless herein specified to the contrary, have the same meaning throughout this Agreement. As used herein, wherever applicable, the singular will include the plural and the plural will include the singular, the masculine will include the feminine and the feminine will include the masculine.

24. INVESTIGATION

      BMG will have no obligation whatsoever to make any investigation of the facts relevant to any agreement, warranty or representation made by Owner herein. Neither the furnishing by Owner nor the receipt by BMG of any document will impair BMG's absolute rights to rely, to have relied, and to continue to rely on any warranties or representations made by Owner herein in connection with such document or the contents thereof.

25. ENTIRE AGREEMENT

      This Agreement contains the entire and only agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all previous agreements or arrangements between the parties relating to the subject matter hereof. No amendment, modification, waiver or discharge of this Agreement or any provision hereof will be binding unless signed by BMG's and Owner's authorized signatories.

26. SEVERABILITY

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this

Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

27. GOVERNING LAW

      This Agreement will be construed under the internal laws of the State of New York applicable to contracts to be performed wholly therein, and both parties agree that only the New York courts will have jurisdiction over this contract and any controversies arising out of this contract will be brought by the parties to the Supreme Court of the State of New York, County of New York, and they hereby grant jurisdiction to that Court. THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY AND ANY OBJECTION, (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON GROUNDS OF FORUM NON CONVENIENS WHICH THEY MAY NOW OR HEREINAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION) IN CONNECTION WITH ANY CLAIM, DEMAND OR ACTION ARISING OUT OF THIS AGREEMENT.

28. COUNTERPARTS

      This agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile signatures on this Agreement will be deemed original for all purposes.

29. INTERNATIONAL CATALOG LICENSING AGREEMENT ("ICLA")

      The terms and conditions applicable to the exploitation of Owner's Products outside of the Territory ("Rest of World" or "ROW") are set forth in Exhibit H attached hereto and by this reference incorporated herein.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above mentioned.

BMG MUSIC, a New York general partnership __________________, a ________________
d/b/a BMG Entertainment                        (Owner)

By: BERTELSMANN MUSIC GROUP, INC.,
a Delaware corporation, a general partner


By: __________________________________    By: __________________________________
    Name:                                     Name:
    Title:                                    Title:

Date: ______________________, 200__       Date: ______________________, 200__


                                          ______________________________________
                                          Federal Tax ID #

                                   SCHEDULE I
                  TO THE AGREEMENT DATED AS OF __________,200_
                  BETWEEN BMG MUSIC AND________________________

Owner's Product(s) As of_________, 200_

(To Be Completed By Owner)

                                   SCHEDULE 2
                 TO THE AGREEMENT DATED AS OF ___________, 200_
                  BETWEEN BMG MUSIC AND _______________________

(To Be Completed By Owner)

Non-BMG Product(s) As of_________ 200

(*)*              Artist         Title        Release        Old UPC        New UPC        Prior        Prior Distributor
                                                Date         Code &         Code &      Distributor's     (Net Effective
                                                           Selection #    Selection #      (Name)          Returns Price)


----------
* Insert an asterisk (*) to indicate each Non BMG Product(s) which has been distributed by Prior Distributor.

                                                            (Third Party Prices)

                                    EXHIBIT A
                  TO THE AGREEMENT DATED AS OF __________,200_
                  BETWEEN BMG MUSIC AND ______________________

                      PRICE SCHEDULE FOR WAREHOUSE SERVICES

                           PRICE PER UNIT (US DOLLARS)

                                  TO BE ADVISED

                                    EXHIBIT B
                 TO THE AGREEMENT DATED AS OF ____________,200__
                  BETWEEN BMG MUSIC AND ______________________

                         STANDARD PARENTAL ADVISORY LOGO

                                 (UNITED STATES)

Wording :         PARENTAL ADVISORY: EXPLICIT CONTENTS

Color:            Black and white

Placement:        Front of the permanent packaging (under the shrinkwrap) of the particular Owner's Product(s) concerned (e.g., CD, cassette, vinyl record and video)

Size:             1" x 5/8"

                  Example:

                               (ATTACH LOGO HERE)

                                    EXHIBIT C
                 TO THE AGREEMENT DATED AS OF ___________,200__
                   BETWEEN BMG MUSIC AND _____________________

                             TRADEMARK REQUIREMENTS

BMG LOGO:

                               (ATTACH LOGO HERE)

APPEARANCE:       -     BMG letters in black and the solid triangle and rule in
                        BMG Red (PMS200 - Pantone(R) 200C for coated stock,
                        Pantone(R) 200U for uncoated stock) or

                  - Entire BMG Logo in solid black or other BMG approved, solid dark color on a light background or

                  -     Entire BMG Logo in white on a dark background.

TYPEFACE:         Futura Bold Condensed

OWNER'S PRODUCT(S) PLACEMENT:

                  AUDIO

                        - Compact Disc - The BMG Logo must appear on the back of the tray card (visible to the consumer at time of purchase), in the booklet and on the compact disc.

                        - Cassette - The BMG Logo must appear on the back of the J card (visible to the consumer at time of purchase) and on the cassette (c-zero cartridge).

                        - Vinyl - The BMG Logo must appear on the back of the jacket (visible to the consumer at time of purchase) and on the label.

                  VIDEO - The BMG Logo must appear on the back of the slipcase (visible to the consumer at time of purchase) and on the face label of the video cassette.

                  OTHER - The BMG Logo must appear on the back of the applicable product container (visible to the consumer at time of purchase) and on the product.

SIZE: Under no circumstances may the size of the BMG Logo be smaller than the size of the BMG Logo depicted below or any other logo depicted in connection with Owner's Product(s).

                   Example of smallest size (19/32" or 15mm):

                               (ATTACH LOGO HERE)

LEGEND: The following Legend must appear wherever the BMG Logo appears:

                   "The BMG Logo is a trademark of BMG Music,"

----------
*     THE BMG LOGO MAY ONLY APPEAR IN THE MANNER DEPICTED ABOVE.

                                   EXHIBIT C-1
                 TO THE AGREEMENT DATED AS OF____________ _____
                  BETWEEN BMG MUSIC AND ______________________

                              DESIGNATION OF ORIGIN

          Printed or stickered on all jackets, containers and graphics on Owner's Product(s)

WORDING: "Manufactured and Distributed in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York, New York 10036"

                                    EXHIBIT D
                TO THE AGREEMENT DATED AS OF ____________, 200__
               BETWEEN BMG MUSIC AND _____________________________

                 PRICE SCHEDULE FOR AUDIO MANUFACTURING SERVICES

                                  (US DOLLARS)

Configuration                               Price Per Unit         Elements
-------------                               --------------         --------
7" Records                                      $0.43              Generic craft sleeve - 1 color
                                                                   Flexograph printing.

12" Records                                     $0.87              White sleeve
                                                                   Jacket supplied by Owner.
                                                                   Standard Shrinkwrap.
                                                                   (Black generic jacket supplied by BMG
                                                                   ($0.30).

Cassettes                                       $0.42              Tape housed in a standard white
(full-length)                               (ferric tape)          C-zero cartridge or clear C-zero
                                                $0.49              cartridge, includes 1 color direct
                                             (Cr02 tape)           imprint. Insertion into a black or
                                                                   clear Norelco Box with 4 panel J card.

                                     plus $0.0040 for each         Standard shrinkwrap
                                     minute or portion thereof
                                     in excess of 45 minutes

Cassette Singles                                $0.33
                                     (ferric tape)
                                     plus $0.004 for each minute
                                     or portion thereof in
                                     excess of 20 minutes

                                                $0.37
                                     (chrome tape)
                                     plus $0.004 for each minute
                                     or portion thereof in
                                     excess of 20 minutes

Compact Discs                                   $0.55              Disc (includes up to 3 color screen
(full-length or single)                                            print), top spine and inbound
                                                                   freight, tray and jewel case.
                                                                   Insertion of booklet and tray card,
                                                                   as supplied by Owner. Overwrapped.

                                                                   A $0.15 credit will be applied when
                                                                   the Jewel case is not used.
                                                                   Additional charges for other
                                                                   packaging elements shall be as
                                                                   specified by BMG.

                 PRICE SCHEDULE FOR AUDIO MANUFACTURING SERVICES

In addition to the elements listed above, the elements for each configuration shall include a commercial quality pressing and boxing in BMG's standard count box,

ADDITIONAL PROVISIONS

7" AND 12" RECORDS

7" and 12" records will be manufactured in various locations. With respect thereto:

      - 7" records Minimum Initial Order 1000 units, reorder minimum 500 units.

      - 12" records - Minimum Initial Order 500 units, reorder minimum 500 units.

      - Owner will furnish BMG with Sony 1610 master tape and lacquers for manufacturing.

      - If Direct Metal Mastering (DMM) is used, Owner will furnish BMG with molds at Owner's expense.

      - Owner will supply BMG with printed polylined inner sleeves. Owner will send printed jackets, inserts and polylined inner sleeves to the location(s) designated by BMG, Owner will supply label background separations. BMG will print the backgrounds. Owner will provide that all jackets shall bear the new selection numbers and UPC barcodes and that BMG jackets, graphics and labels background separations shall bear the language "Distributed (or `Manufactured and Distributed,' whichever is appropriate) in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York, New York 10035." "BMG (or the `BMG logo,' whichever is applicable) is a trademark of BMG Music."

CASSETTES

Caasettes will be manufactured by BMG in various locations. With respect thereto:

      -     Minimum Initial Order 1000 units, reorder minimum 500 units,

      -     Owner will supply BMG with a Sony 1630 master tape.

      - Owner will supply BMG with label copy film for direct imprint on cassettes.

At Owner's sole cost and expense, Owner will provide BMG with artwork and all related mechanicals and will supply BMG with cassette J-Cards sufficient to allow BMG, (at Owner's sale cost and expense), to provide printed, 4-color, scored insert cards which shall bear the new selection numbers and UPC barcodes and the language "Manufactured and Distributed" in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York. New York 10036." "BMG (or the `BMG logo,' whichever is applicable) is a trademark of BMG Music." Owner shall be solely responsible for all coordination, costs and expenses, including, without limitation, freight to BMG's manufacturing facilities, associated with ensuring that the

                 PRICE SCHEDULE FOR AUDIO MANUFACTURING SERVICES

Owner-supplied J-Cards are received by BMG in a manner and form suitable to BMG to allow BMG to incorporate Owner's J-Cards in an efficient and timely manner.

      - BMG will collate the cassettes and J-cards into Norelco cases and shrinkwrap.

CAMPACT DISCS

Compact discs will be manufactured and packaged in various locations. With respect thereto;

      -     Minimum Initial Order 1,000 units, reorder minimum 500 units.

      - At Owner's sole cost and expense, Owner will supply a technically satisfactory Sony 1630 master tape accompanied by the appropriate digital tracking Information. In the alternative, Owner shall pay BMG its standard compact disc mastering charge for each compact disc selection mastered hereunder.

      - At Owner's sole cost and expense, Owner will supply label background film and artwork for each selection with tracking sequences and timings.

      - At Owner's sole cost and expense, Owner will supply printed booklets and Inlay cards which will bear the new selection numbers, UPC barcodes and the language "Manufactured and Distributed" in the United States by BMG Distribution, a unit of BMG Entertainment, 154 Broadway, New York, New York 10036." "BMG (or the "BMG logo," whichever is applicable) is a trademark of BMG Music."

      - BMG will collate the discs, booklets and inlay cards into jewel cases and overwrap them..

BMG will designate the location(s) to which Owner is required to deliver the various items Owner is to supply.

DIGITAL DOWNLOADS AND KIOSKS

Owner will be solely responsible for certain costs and expenses associated with digital downloads and kiosk sales (including, without limitation, the costs and expenses for the digitalization or other creation of the necessary Master(s) for the particular Owner's Product(s) concerned, for the so-called "context preparation" associated with the particular Owner's Product(s) concerned and for the download or either delivery of the particular Owner's Product(s) concerned), except that BMG will be responsible for the so-called "storage costs" and "rights clearing house costs" associated with same.

Notwithstanding anything to the contrary contained herein, BMG, with respect to the distribution of Owner's Product(s) as so-called digital download or kiosk sales, will apprise Owner from time to time of such specific costs and expenses for the particular Owner's Product(s) concerned and/or for all Owner's Product(s) in respect of which Owner is responsible and any other terms and conditions applicable thereto.

                                    EXHIBIT E
                  TO THE AGREEMENT DATED AS OF ___________, 200
                  BETWEEN BMG MUSIC AND ______________________

        PRICE SCHEDULE FOR SP (STANDARD PLAY) VIDEO DUPLICATION SERVICES

                                  TO BE ADVISED

                                    EXHIBIT F
                  TO THE AGREEMENT DATED AS OF __________, 200_
                  BETWEEN BMG MUSIC AND ______________________

                               SECURITY AGREEMENT

(See Attached)

                               SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of this day of _________, 200_, by and between BMG Music d/b/a BMG Entertainment (herein referred to as "Distributor") on the one hand, and (herein referred to as "Company"), on the other hand, with reference to the following:

A. Distributor and Company are entering into a Distribution Agreement (herein referred to as "the Distribution Agreement") dated as of ________________, 200_. In connection with the Distribution Agreement, Distributor will advance certain monies on behalf of Company, and Distributor will incur additional administrative and overhead costs in order to assist Company in the operation of its business.

B. As an inducement and precondition to Distributor entering into the Distribution Agreement, and as security for Company's performance pursuant to the Distribution Agreement, Company has agreed to grant a security interest in certain of its assets to Distributor (hereinafter sometimes referred to as "Secured Party") under this Security Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF SECURITY INTEREST

      (a) In order to secure the prompt and punctual payment, performance and observance of all indebtedness, obligations, liabilities and agreements of any kind of Company to Secured Party under this Agreement and the Distribution Agreement (collectively, the "Obligations"), Company hereby grants to the Secured Party a continuing first priority security interest in and to and to all of its right, title and interest in and to:

            (i) all existing and after-acquired Inventory of Company in "Company's Product(s)" (as hereafter defined) subject to the Distribution Agreement and all "Masters" (as hereinafter defined) from which the same derive, all of Company's rights, title and interest in and to all copyrights, whether or not now in existence, which are or will relate to the Masters and Company's Product(s) which are subject to the Distribution Agreement; and all documents covering such Inventory, Company Product(s) and Master(s), and all proceeds of the sale or other disposition of the same, wherever located.

            (ii) all existing and after-acquired licenses, copyrights, service marks, trademarks, trade names and contract rights, documents and instruments associated with and necessary for the manufacture and distribution of all Company Product(s);

            (iii) all existing and after-acquired licenses, copyrights and other contract rights associated with the Master(s) and necessary for the manufacture and distribution of all Company Product(s);

            (iv) all accounts due from Distributor to Company under the Distribution Agreement and all books, ledger cards, computer programs, databases and other property and general intangibles at any time evidencing or relating to the accounts;

            (v) all insurance proceeds or claims by the Company against third parties for loss or damage to or destruction of any or all of the Collateral; and

            (vi) any and all products and proceeds of any of the foregoing in any form whatsoever.

All items set forth in Paragraphs (i) through and including (vi) above hereinafter will be collectively referred to as the "Collateral."

2. REPRESENTATIONS AND WARRANTIES

      Company represents, warrants and agrees that:

      (a) no financing statement naming Company as debtor has been filed in any public office;

      (b) it has not and will not grant a security interest to any third party in the Collateral without Secured Party's prior express written consent;

      (c) Company has and will continue to have good and marketable, legal and beneficial title to all Collateral, free of all liens, claims, security or other interests, defenses, offsets, pledges, mortgages, hypothecations, charges and encumbrances (collectively, "Encumbrances") whatsoever, other than the lien and security interests granted hereunder;

      (d) on and after the date hereof, this Agreement will create a valid and enforceable first priority and, upon filing of the appropriate financing statements, perfected security interests in and to the Collateral in favor of the Secured Party, superior and prior to the rights of all persons and entities and subject to no other Encumbrance whatsoever other than the lien and security interest granted hereunder. The Collateral is being used, and will continue to be used, in Company's business and not for personal, family, household or farming use. The Collateral is now personal property and not a fixture.

      (e) Company has and will have full power and authority to execute this Agreement and to perform its obligations hereunder and this Agreement is a valid and binding obligation of Company, enforceable in accordance with its terms;

      (f) Company has and will have full power and authority to subject the Collateral to the lien and security interest granted hereunder;

      (g) all information with respect to the Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by Company to the Secured Party and all other written information heretofore or hereafter furnished by Company to the Secured Party, is and will be true and correct in all material respects as of the date furnished;

      (h) the execution and delivery of this Agreement and the performance of its terms does not and will not result in any violation of any provision of the Articles of Incorporation or By-laws of Company or violate or constitute a default under the terms of any agreement, instrument, license, judgment, decree, order, law, statute, or other governmental rule or regulation applicable to Company or its assets or properties;

      (i) the chief executive office of Company and the office where Company keeps its books and records relating to the Collateral is and all locations of Collateral are at the addresses set forth on Schedule 1 hereto and, except as otherwise specified on Schedule 1, have been located at such addresses at all times prior to the date hereof.

3. PERFECTION OF SECURITY INTEREST

      Company will execute and deliver to the Secured Party, at its request, but also hereby appoints the Secured Party, with full power of substitution, as its attorney-in-fact and agent to execute and file on Company's behalf, financing statements copyright, trademark or service mark filings, assignments, mortgages and pledges covering the Collateral. The Secured Party is authorized, at its option, and Company hereby appoints the Secured Party, as its attorney-in-fact and agent, to file any additional financing statement(s) and/or continuation statement(s) with or without its signature with respect to any of all of the Collateral; Company agrees to pay the costs in excess of Two Hundred ($200) Dollars of any such filing and recording in all public offices deemed necessary by Secured Party and to sign upon request any instruments, documents or other papers which Secured Party may require to perfect its security interest in the Collateral.

4. COVENANTS

      Company agrees:

      (a) to do such other acts and things, all as the Secured Party may from time to time reasonably requests to establish and maintain a valid security interest in the Collateral, free of all other Encumbrances, other than the Secured Party.

      (b) to keep, at Company's address specified in Paragraph 2(i) hereof, the records concerning Collateral, which records will be of such character as will enable the Secured Party or its designees to determine at any time the status thereof;

      (c) to permit Secured Party or its representative after reasonable notice at any time during normal business hours to visit Company's offices and to inspect, audit and make copies of and extracts from all records and all other papers in the possession of Company, and upon request of the Secured Party, to deliver to the Secured Party all of such records and papers which pertain to the Collateral;

      (d) upon request of the Secured Party, to clearly indicate on its records concerning the Collateral a notation, in form satisfactory to the Secured Party, of the security interest of the Secured Party hereunder;

      (e) at all times to keep all Collateral which constitutes tangible personal property fully insured to the extent insurable, against loss, damage, theft and other risks, naming Secured Party as an additional insured, from such insurance companies, under such policies and in such form as required by Secured Party and to deliver to Secured Party a certificate of such insurance within fifteen (15) days of the date of this Agreement;

      (f) to reimburse the Secured Party for all expenses (including, without limitation, attorneys' fees) incurred by them in seeking to collect or enforce any rights in the Collateral:

      (g) appear in and defend any action or proceeding, affecting or purporting to affect the Collateral, and pay all costs and expenses thereof and all costs and expenses in any such action or proceeding in which Secured Party may appear;

      (h) to provide Secured Party at least forty-five (45) days' advance written notice of (i) any change in the location of its chief place of business or chief executive office, and to inform Secured Party of the address of such new location; (ii) any change in the location of its books and records relating to the Collateral, and to inform Secured Party of the address of such new location: and (iii) each new location of any office or warehouse (excluding locations of Collateral in the possession or under the control of the Secured Party).

      (i) to file mortgages of copyright and assignments of trademarks with the appropriate recording office simultaneously with the filing of any applications for copyright and trademark registrations as are necessary in order to fulfill the covenant contained in Paragraph 1(a) hereof, which filings will be performed at least quarterly.

      (j) to give written notice to the Secured Party promptly after it becomes aware of (i) the occurrence of any Event of Default or of any fact, condition, or event which, with lapse of time or the giving of notice, or both, would constitute an Event of Default hereunder, which notice will specify the nature thereof, the period of existence thereof, and (ii) the commencement of, or the written threat of, or any significant development in, any litigation or governmental proceeding pending against Company which is likely to have a material adverse effect on the Collateral, or on the business or assets of Company.

      (k) to cause all Company Products to comply in all respects with all labeling requirements of Secured Party as set forth in the Distribution Agreement, relating to trademarks, copyrights or other notice elements of the artwork or background thereof, including, without limitation, UPC symbols (i.e., bar-coding), PMRC and other similar advisory stickers, or any disclosures deemed advisable by Secured Party's attorneys;

      (l) not to change Company's name or conduct Company's business under any trade name or style other than as set forth herein without providing Secured Party with thirty (30) days prior written notice of such proposed change or new trade name or style; and

      (m) not to voluntarily transfer or permit any involuntary transfer of the Collateral or any interest therein, by way of sale (other than sales of Inventory in the ordinary course of business), creation of an Encumbrance, levy or other judicial process without first obtaining the written consent of Secured Party;

5. EVENTS OF DEFAULT

      (a) The occurrence of any one of the following events will constitute an event of default (an "Event of Default") hereunder if not cured within thirty
(30) days after written notice from Distributor to Company in the manner provided for notices in the Distribution Agreement; PROVIDED HOWEVER, that Secured Party will have the right to terminate this Agreement upon written notice to Company, without a cure period, if Secured Party determines that the nature of the breach or default is such that it cannot be cured by Company within such thirty (30)-day period:

            (i) if any amount due to Distributor from Company under the Distribution Agreement is not paid when due;

            (ii) if Company will fail to duly perform any of its respective covenants, agreements or obligations contained in the Distribution Agreement or this Agreement;

            (iii) if Company will fail to duly perform any of its obligations to third parties identified in Distribution Agreement;

            (iv) if Company will commence any case, proceeding or other action under any bankruptcy, insolvency or similar law for the protection of creditors or the relief of debtors, or will have any such case, proceeding or other action commenced which seeks an order for relief or an adjudication of insolvency or an appointment of a receiver or similar official where such action commenced against it is not dismissed or discharged within thirty (30) days;

            (v) if Company will make a general assignment for the benefit of its creditors;

            (vi) if Company will be dissolved or liquidated or will be party to any merger or consolidation with a third party, or will sell all or any substantial part of its capital stock, business or assets other than by a public offering of securities;

            (vii) if Company has made a representation or warranty herein or in the Distribution Agreement which will have been materially untrue at or as of the date made or misleading in light of the circumstances under which it was made;

            (viii) if Key Personnel no longer performs in accordance with the Key Personnel provisions of the Distribution Agreement; and

            (ix) if Company will be in default, or an event of default has occurred, under the Distribution Agreement.

6. REMEDIES

      (a) General - Upon the occurrence of an Event of Default, the Secured Party will have, in addition to any rights it has under the Distribution Agreement, all rights and remedies afforded a Secured Party under applicable law including, without limitation, all rights and remedies of a Secured Party under the New York Uniform Commercial Code, as amended from time to time, the right to exploit the Collateral, in any media, and in any commercially reasonable manner available to Secured Party and the right to sell the Collateral at public or private sale at the location or locations then specified by the Secured Party. Company agrees upon the occurrence of an Event of Default, at the request of the Secured Party, to assemble the Collateral, at the expense of Company, at a convenient place acceptable to the Secured Party. All reasonable attorneys' fees and disbursements and all other costs, charges, premiums and other expenses incurred in connection with any such sale will be charges against and deducted from the proceeds thereof, with the balance, if any, applied in reduction of the respective obligations of Company under the Distribution Agreement, whether or not then due, with any surplus remaining being payable to Company, and in the event there is a deficiency, said deficiency will be payable forthwith by Company. Notice of public or private sale, if given, will be sufficiently given for all purposes if sent to Company at its last known address, and if a public sale, if published once in any newspaper of general circulation in the country in which such sale is to be held, not less than five (5) days prior to sale.

      (b) Sale of Inventory - In addition to any other rights or remedies Secured Party may have, upon such thirty (30) days written notice to Company, Secured Party may sell the Collateral, at a private sale to a distributor, dealer or other person or entity at Secured Party's customary "cut-out" or "close out" prices, which Company acknowledges and agrees will constitute disposition thereof in a commercially reasonable manner.

      (c) With respect to an Event of Default under Paragraph 5(iv) above, all obligations will immediately and automatically be due and payable without further presentment, demand, protest, notice of any kind, all of which are hereby expressly waived by Company.

      (d) All rights and remedies provided in this Agreement are cumulative, not exclusive and enforceable, alternatively, successively or concurrently.

7. REASONABLE CARE

      The Secured Party will be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as Company reasonably requests, in writing, but failure of the Secured Party to comply with any such request will not of itself be deemed a failure to exercise reasonable care, and no failure of the Secured Party to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Company, will be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

8. RELEASE OF THE COLLATERAL AND TERMINATION

      Upon receipt by the Secured Party of evidence acceptable to it of the satisfaction of all Obligations of Company under this Agreement and the Distribution Agreement, this Agreement will terminate and the Secured Party, at the request and expense of Company, will execute and deliver to Company appropriate instruments acknowledging such termination. If, as a result of any bankruptcy, dissolution, reorganization, intervention, arrangement, or liquidation proceedings (or proceedings similar in purpose or effect), or if for any other reason, any payment received by Secured Party in respect of the Obligations is rescinded or must be returned by Secured Party, this Agreement will continue to be effective as if such payment had not been made.

9. WAIVER: CUMULATIVE RIGHTS: SETOFF

      (a) No failure or delay on the part of the Secured Party in the exercise of any power or right hereunder, or with respect to the Collateral, will operate as a waiver thereof, nor will any single or partial exercise of any other right, power or privilege hereunder, or with respect to the Collateral, preclude any other or further exercise or the exercise of any other right, power or privilege, it being understood that the rights and remedies of the Secured Party under and in respect of this Agreement and the Collateral are cumulative and will be in addition to any and all other rights and remedies now or hereafter existing in law or in equity or available to the Secured Party under the Distribution Agreement, or otherwise. No modification or waiver of any provision of this Agreement, nor consent to any departure herefrom by Company will, in any event, be effective unless such waiver or modification will be in writing signed by an officer of the Secured Party and then will be effective only for the period, and on the conditions, an for the specific instance and purpose for which given. No notice to or demand on Company in any case will entitle Company to any other or further notice of demand in similar or other circumstances.

      (b) Upon the occurrence of an Event of Default, in addition to its rights under Paragraph 6, the Secured Party will have the right to set off against any amount which it owes Company, whether hereunder or under the Distribution Agreement, or otherwise.

10. SURVIVAL; ASSIGNMENT

      All representations, covenants and warranties contained herein will survive the execution hereof and any investigation made by the Secured Party or its representatives. Company may not assign this Agreement or any of its rights or Obligations hereunder without the prior written consent of Secured Party. All representations, covenants and warranties made by Company in this Agreement and in the Distribution Agreement will be binding upon Company, its permitted successors and permitted assigns and will inure to the benefit of the Secured Party, its successors, endorsees, transferees and assignees.

11. CERTAIN DEFINITIONS

      When used herein, the following terms will have the following meanings:

      (a) "Inventory" means: (i) all raw materials, work in progress, finished goods and inventory of whatsoever kind or nature and all wrapping, packaging, advertising, marketing, promotional and shipping materials, and any documents relating thereto, and all labels and other devices, names and marks affixed or to be affixed thereto for purposes of selling or of identifying the same of the seller or manufacturer thereof, and all right, title and interest of Company therein and thereto, wherever located, whether now owned or hereafter acquired by Company and (ii) all books, records and other property relating to the foregoing.

      (b) "Master(s)" means the original material object in which sounds, with or without visual images, are fixed by any method now known or hereafter developed and from which sounds, with or without visual images, can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process including out takes, unused portions and similar material relating to the above.

      (c) "Record(s)" means any form of reproduction, transmission and/or communication, now or hereafter known, embodying sound alone or sound accompanied by visual images, manufactured, distributed, transmitted or communicated primarily for home use, school use, juke box use, and/or use in means of transportation; however, such term will not include any reproduction that is not intended for perception by human beings, including but not limited to, data carriers. Terms not otherwise defined in this Agreement will have the meanings given to them in the Distribution Agreement.

      (d) "Company's Product(s)" means any and all so-called "sound recordings" including, without limitation, "Record(s)" configured as enhanced and/or other types of compact discs ("CD(s)"), cassettes, tapes, tape cartridges, soundtracks, digital audio (and/or video) discs, black vinyl records and all other Record(s) forms, now or hereafter known or developed, and "audio-visual recordings," now or hereafter known or developed, derived from "Master(s)" owned or controlled, in whole or in part, directly or indirectly by Owner and/or an Affiliate(s), currently or at any time during the Term. Attached hereto and by this reference incorporated herein as Schedule 2 is a list of Owner's Product(s) as of the date first written hereinabove. "Affiliates" means any person or entity engaged in the so-called media/entertainment industry that directly or indirectly owns or controls Owner, is owned or controlled by Owner or "Key Personnel" (or any combination of them), or is under common ownership or control with Owner; own" (including the terms "owned by" and "under common ownership with") means the possession, directly or indirectly, of a majority of the indicia of ownership of an entity (i.e., a majority of the stock in the case of a corporate entity or a majority interest in the case of a partnership); and "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, for example in the case of a corporate entity through the power to elect a majority of the board of directors, whether through the ownership of voting securities, by contract, or otherwise. "Key Personnel" means the person(s) identified as "Key Personnel" under the Distribution Agreement.

12. NOTICES

      All notices from one party to the other hereunder will, unless herein indicated to the contrary, be in writing and will be addressed as follows:

      To COMPANY:

      To DISTRIBUTOR:   BMG MUSIC
                        d/b/a BMG Entertainment
                        1540 Broadway
                        New York, New York 10036-6758
                        Attn: Vice President, Legal & Business Affairs (BMG Distribution)
                        with a copy to Senior Vice President, Finance (BMG Distribution)

or to such other address as the addressee designates by written notice. Any notice hereunder will be sent either by regular mail, certified or registered mail (return receipt requested), or by personal delivery or air express or telefax to the telefax number of the party to be served and will be deemed complete when same (containing whatever information may be required hereunder) is deposited in any United states mail box addressed as aforesaid, except that
(a) all materials personally delivered or sent by telefax will be deemed served when actually received by the party to whom addressed, (b) air express materials will be deemed served on the day of delivery to the air express company, (c) notices of change of address will be effective only from the date of its receipt, and (d) accounting statements will be sent by regular mail and will be deemed rendered when deposited in any United States mail box.

13. MISCELLANEOUS

      (a) All notices to be given hereunder will be deemed served upon receipt by the addressee, or if mailed, upon the first to occur of receipt of the expiration of five (5) days after deposit in United States Postal Service certified or registered mail, postage prepaid, addressed to the address of Company or Distributor appearing below. Such addresses may be changed by notice given in the same manner.

      (b) The Secured Party will not be liable for failure to collect or to demand payment of, or to protest, or to give notice of non-payment of, any amounts due under the Distribution Agreement, or for any delay in so doing, nor will the Secured Party be under any obligation to foreclose on or sell any Collateral or any part thereof. If an Event of Default will occur, the Secured Party will be entitled to reimbursement of all out-of-pocket expenses incurred by it, including attorneys' fees and disbursements in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

      (c) Company agrees to execute and deliver to the Secured Party, upon the Secured Party's request, such other instruments and documents as may be reasonable necessary to effectuate the purposes hereof including, without limitation, notices to third parties, endorsements on or assignments of the Collateral, financing statements, continuation statements, mortgages and assignments of any security agreements securing the Collateral.

      (d) The Paragraph headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation of any provision hereof.

      (e) This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

      (f) Company agrees that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or otherwise relating to the Agreement, may be brought against Company only in a state or federal court located in New York City, and Company hereby submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein except that, if in Secured Party's judgment, it is preferable to join in any such action or proceeding a third party that cannot be joined in any such state or federal court, Secured Party may bring or seek to transfer such action or proceeding to a court in such place where jurisdiction can be obtained and the parties hereto consent to the jurisdiction of such court and the transfer thereto. Notwithstanding anything herein to the contrary, however, a judgment creditor may bring and action to enforce any judgment arising out of this Agreement made by such court against the judgment debtor in any court having jurisdiction over the judgment debtor or its possessions. Process in any action or proceeding referred to in the Paragraph 13(f) will be served on Company by personal service on the Secretary of state of New York together with service by registered mail on the office of the Secretary of Company (Company hereby irrevocably designates such office as its agent for such service). Company will at all times maintain an agent in New York for receipt of process and keep Secured Party informed as to the name and address of such agent. Nothing herein will affect the right of secured Party to serve process in any other manner permitted by law or to commence any legal action or proceeding against Company in any other jurisdiction. EACH OF COMPANY AND SECURED PARTY HEREBY IRREVOCABLY

WAIVES TRIAL BY JURY AND ANY OBJECTION INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

      (g) As used herein, the singular, plural, masculine, feminine and neuter will be deemed to include the other whenever and wherever appropriate.

      (h) Time is of the essence.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above mentioned.

BMG MUSIC, a New York general partnership ____________, a ______________________
d/b/a BMG Entertainment                     (Company)

By: BERTELSMANN MUSIC GROUP, INC.,
a Delaware corporation, a general partner


By: __________________________________    By: __________________________________
    Name:                                     Name:
    Title:                                    Title:

Date: ______________________, 200__       Date: ______________________, 200__


                                          ______________________________________
                                          Federal Tax ID #

                                   SCHEDULE 1
            TO THE SECURITY AGREEMENT DATED AS OF ____________, 200_
                  BETWEEN BMG MUSIC AND _______________________

Location of:

1.    Chief Executive office of Company                   ) To Be Completed
                                                          ) by Company

2.    Collateral                                          ) To Be Completed
                                                          ) by Company

3.    Books and Records Relating to Collateral            ) To Be Completed
                                                          ) by Company

                                   SCHEDULE 2
             TO THE SECURITY AGREEMENT DATED AS OF __________, 200_
                    BETWEEN BMG MUSIC AND __________________

Company's Product(s):

                                    EXHIBIT H
                 TO THE AGREEMENT DATED AS OF ____________, 200_
                  BETWEEN BMG MUSIC AND ______________________

          INTERNATIONAL CATALOG LICENSE AGREEMENT TERMS AND CONDITIONS

GRANT During the Term, Owner also grants during the Term the exclusive right and license to exploit outside of the Territory ("Rest of the World") all of Owner's Product(s) ("International Sales").

            Owner will use its best efforts to acquire exclusive exploitation rights with respect to Owner's Product(s) throughout the Rest of World.

ROYALTIES   General

(all in) Owner is entitled to receive royalties with respect to the International Sales of the Owner's Product(s), calculated in accordance with the provisions of the BMG intercompany license agreement with BMG's wholly-owned affiliates (the so-called "BMG-ICLA' agreement) or such royalties as are otherwise agreed, and subject to all of the other terms and conditions of the BMG ICLA.

            RATES FOR RECORD(S) configurations including Digital Phonorecord Delivery ("DPDs") Record(s) and Enhanced CDs.

            Royalties are paid at the applicable rate(s) set forth below on 100% of record(s) sold (e.g., neither returned nor exchanged), less container deductions and taxes.

            Royalties shall be calculated (on a published price to dealers ("PPD") basis) at the following rates in respect of records:

            Albums:

            Thirty and one-half percent (30.5%) for the Top-Price-Line

            Twenty and one-fifth percent (20.5%) for the Mid-Price-Line

            Sixteen and one-half percent (16.5%) for the Budget-Price-Line

            Twelve and one-fifth percent (12.5%) for the Superbudget-Price-Line

            Singles:

            Twenty and one-fifth percent (20.5%) for all Price-Lines

            Eps:

            Twenty-three and one-half percent (23.5%) for all Price-Lines

            Mid-Price-Line - Price list or category which is equal to or less than eighty-six percent (86%) and equal to or in excess of sixty-five percent (65%) of the applicable Top Priced Line for records of a particular type and embodying a particular repertoire line released by the applicable releasing party in the applicable particular country or territory.

            Budget-Price-Line - Price list or category which is less than sixty-five percent (65%) and in excess of fifty percent (50%) of the applicable Top-Priced Line for records of a particular type and embodying a particular repertoire line released by the applicable releasing party in the applicable particular country or territory.

            Superbudget -- Price Line -- Price list or category which is equal to or less than fifty percent (50%) of the applicable Top Priced Line for records of a particular type and embodying a particular repertoire line released by the applicable releasing party in the applicable particular country or territory.

            RATES FOR DIGITAL RECORD(S)

            Royalties are paid at 85% of the applicable rate(s) set forth above.

            Digital Record(s) are records in tape configuration made for digital playback, including, without limitation, Digital Audio Tape ("DAT").

            NOTE: Compact Discs, DPDs and enhanced Compact Discs are not digital records for these purposes.

            RATES FOR CLUB
            --------------
            Top-Price                              12%
            Lower than Top-Price line               9%

            RATES FOR VIDEOCIRAMS AND DVD VIDEOS:

                                  0-30 MINUTES              OVER 30 MINUTES
                                  ------------              ---------------
            Top-Price             22 2/3 %                  29 1/3%
            Mid-Price*            15%                       20%

            (*Defined as 75% of Top-Price)

ROYALTY
ACCOUNTING        Accountings will be rendered 120 days after the end of the calendar quarter.

THIRD-PARTY       Licensing of masters to third parties [in licensed territory]
LICENSES          within the Territory will be subject to consent [via Schedule
                  E (form used for intra-company consent)] and are subject to payment of 75% of royalties received by company from such license.

CONTAINER DEDUCTIONS /
EXCESS PACKAGING COSTS

                  5% black vinyl records of any size (excluding Compact Discs, DPDs, pre-recorded tapes and Digital Records)

                  10% Pre-recorded analog tapes of any size (excluding Compact Discs, DPDs, black vinyl and Digital Records)

                  25% Compact Discs, DPDs, Digital Records and Videograms of any size (excluding black vinyl and pre-recorded analog tapes).

WARRANTIES        Owner agrees, represents, warrants and covenants that Owner has the right to grant BMG all of the exclusive rights herein granted with respect to International Sales and that the agreements, representations, warranties, covenants and indemnities embodied in Paragraph 17 of the Agreement in connection with Owner's Product(s) in the Territory will apply with full force and effect to Owner's Product(s) in the Rest of the World.